                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-58176


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this preliminary prospectus is not complete and + +may be changed. This preliminary prospectus is not an offer to sell nor does + +it seek an offer to buy these securities in any jurisdiction where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to Completion. Dated October 23, 2001.


    Preliminary Prospectus Supplement to Prospectus dated October 23, 2001.

                        17,500,000 Equity Security Units

                               [MOTOROLA LOGO]

                             % Equity Security Units

                                  ----------


  This is an offering of equity security units of Motorola, Inc.

  Each equity security unit has a stated amount of $50 and will initially consist of (a) a contract to purchase, for $50, shares of common stock of
Motorola on     , 2004 and (b) a senior note with a principal amount of $50.
The senior note will initially be held as a component of your unit and be pledged to secure your obligation to purchase our common stock under the related purchase contract.

  We will make quarterly contract adjustment payments to you under the purchase
contract at the annual rate of   % of the stated amount of $50 per purchase
contract. In addition, you will receive quarterly interest payments on the
senior note at the initial annual rate of   %. We have the right to defer the
contract adjustment payments but not the interest payments on the senior note, as described in this prospectus supplement. The interest rate on the senior note will be reset, and the senior note remarketed, as described in this prospectus supplement. The senior notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The units will be sold in a minimum number of 20 units.

  On October 22, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $17.95 per share.

  We will apply to list the units on the New York Stock Exchange under the
symbol "   ."

  See "Risk Factors" beginning on page S-16 to read about certain factors you should consider before buying units.

                                  ----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

                                                          Per Unit    Total
                                                          -------- ------------
Initial public offering price............................  $50.00  $875,000,000
Underwriting discount....................................  $       $
Proceeds, before expenses, to Motorola...................  $       $

  The initial public offering price set forth above does not include accumulated contract adjustment payments and accrued interest, if any. Contract adjustment payments on the purchase contracts and interest on the senior notes will accrue from the date of original issuance of the units, expected to be
    , 2001, and must be paid by a purchaser if the units are delivered after , 2001.

  To the extent that the underwriters sell more than 17,500,000 units, the underwriters have the option to purchase up to an additional 2,500,000 units from us at the initial public offering price less the underwriting discount.

  The underwriters expect to deliver the units in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York, on     , 2001.

                                  ----------

                           Joint Bookrunning Managers
Goldman, Sachs & Co._______________ JPMorgan________________Salomon Smith Barney

                                  ----------

                  Prospectus Supplement dated October  , 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

    We "incorporate by reference" into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the time that we sell all the securities offered by this prospectus supplement:

  .  Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

  .  Current Reports on Form 8-K, dated April 3, 2001 and October 22, 2001.

  . The description of our common stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

  . The description of our preferred stock purchase rights included in the Registration Statement on Form 8-A dated November 5, 1998, as amended.

    You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                                A. Peter Lawson
                           Secretary, Motorola, Inc.
                            1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                           Telephone: (847) 576-5000

                         PROSPECTUS SUPPLEMENT SUMMARY

    This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in the equity security units. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under "Where You Can Find More Information."

                                 MOTOROLA, INC.

    Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. Our broad portfolio of products and services includes:

  . Software-enhanced wireless telephone, two-way radio and messaging products and systems, as well as networking and Internet-access products, for consumers, network operators and commercial, government and industrial customers.

  . End-to-end systems for the delivery of interactive digital video, voice and high-speed data solutions for broadband operators.

  . Embedded semiconductor solutions for customers in the networking and computing, transportation, wireless communications and digital consumer/home networking markets.

  . Embedded electronic systems for automotive, industrial, transportation, navigation, communications and energy systems markets.

    Our solutions are focused on end markets that have, and we believe will continue to have, attractive growth prospects. Many of the industries we participate in are in the process of migrating to newer, more advanced technologies. We believe that these transitions should enhance the demand for our product offerings.

    We are committed to delivering complete solutions to our customers. In order to do that, we must be an industry leader in current and next-generation products and technologies that our customers demand. We recognize that this requires industry leading research and development across all of our business segments and close collaboration with our customers. We continue to commit a large amount of capital to these efforts.

    For the year ended December 31, 2000, we generated consolidated revenues of $37.6 billion. For the three and nine months ended September 29, 2001, we generated consolidated revenues of $7.4 billion and $22.7 billion, respectively.

    Over the past year, we have announced significant restructuring programs in all of our businesses. The goal of these programs is to enhance our operating flexibility and to improve our profitability by reducing costs. These actions have already yielded tangible results and are expected to produce significant annual cost savings. We have also sold businesses that no longer complemented our growth strategy.

    We market our products and services in over 100 countries worldwide. In 2000, more than half of our sales occurred outside the United States. We derive our revenue across six business units with the largest unit comprising approximately one-third of our consolidated revenues in 2000.

    Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 (telephone number: 847-576-5000).

                              RECENT DEVELOPMENTS

Financial Results

    On October 9, 2001, we reported unaudited financial results for the three and nine months ended on September 29, 2001.

                                             Nine Months
                                                Ended       Three Months Ended
                                           ---------------- -------------------
                                            Sept.    Sept.
                                             29,      30,   Sept. 29, Sept. 30,
                                            2001     2000     2001      2000
                                           -------  ------- --------- ---------
                                             (in millions, except per share
                                                          data)
Reported Results
  Net sales............................... $22,680  $27,516  $ 7,406   $9,493
  Net earnings (loss).....................  (2,700)   1,183   (1,408)     531
  Diluted earnings (loss) per common
   share..................................   (1.23)    0.52    (0.64)    0.23
Pro Forma Results
  Net earnings (loss).....................    (591)   1,675     (153)     643
  Diluted earnings (loss) per common
   share..................................   (0.27)    0.74    (0.07)    0.28

    In the third quarter of 2001, we reported pro forma adjustments resulting in a net charge of $2.0 billion pre-tax, or $1.3 billion (equal to 57 cents per share) after-tax. Our pro forma adjustments include unusual charges, amortization of goodwill, investment and asset impairments, and gains (losses) on sales of our investments and businesses. The pro forma adjustments were primarily comprised of: (i) a non-cash charge for $1.3 billion in additional reserves relating to a $2.0 billion financing to Telsim, a cellular operator in Turkey, which is currently in default, (ii) a charge of approximately $220 million relating to cost-reduction activities, (iii) a non-cash charge of approximately $850 million relating to impairments in our investment portfolio, and (iv) an offsetting pre-tax gain of approximately $525 million realized from the sale of our Integrated Information Systems Group to General Dynamics for $825 million in cash. In the third quarter of 2000, we reported pro forma adjustments resulting in a net charge of $144 million pre-tax, or $112 million (equal to 5 cents per share) after-tax.

    Cash flow from operations in the third quarter of 2001 was approximately $300 million. Operating cash flow for the nine months ended September 29, 2001 is approximately $1.3 billion.

    During the third quarter of 2001, we reduced our total debt, net of cash, cash equivalents and short-term investments from $6.0 billion to $3.7 billion. For the nine months ended September 29, 2001, we have reduced our net debt from $7.0 billion to $3.7 billion.

    Shortly after announcing earnings, we clarified operating results for the third quarter of 2001 to reflect the allocation of certain corporate expenses to the business segments. These expenses were reported in our October 9, 2001 earnings release as part of "General Corporate" expenses and the allocations do not change Motorola's total operating results. The allocations slightly change the operating results of our individual business segments but do not render any profitable business segments unprofitable.

Recent Transactions

    On October 15, 2001, we completed the acquisition of RiverDelta Networks, Inc., a leading provider of carrier-class broadband routing, switching, cable modem termination system, and service management solutions. Pursuant to the stock-for-stock acquisition, we issued approximately 17.6 million shares of our common stock in exchange for all of the outstanding capital stock of RiverDelta.

    On September 28, 2001, we completed the sale of our Integrated Information Systems Group, our defense and government electronics business, to General Dynamics for approximately $825 million in cash.

    On July 2, 2001, we completed the acquisition of Blue Wave Systems Inc., a leading supplier of channel Digital Signal Processing subsystems used in telecommunications infrastructure equipment. Pursuant to the stock-for-stock acquisition, we issued approximately 7.0 million shares of our common stock in exchange for all of the outstanding capital stock of Blue Wave.

Other Recent Events

    During the third quarter of 2001, we took a non-cash charge of $1.3 billion in order to increase our reserves relating to a $2.0 billion financing to Telsim, a cellular operator in Turkey, which is currently in default. Telsim has been largely uncooperative in restructuring the defaulted loan or entering into a transaction with third-party investors to either sell, or bring new equity into, Telsim. With this additional reserve, the net amount of the receivable from Telsim on our books is now approximately $530 million. Regardless of the reserves already taken, we intend to continue to pursue a collaborative solution with Telsim or, if need be, to pursue all remedies to address Telsim's breach of contract and collect the $2.0 billion Telsim owes to us.

    In March 2001, we entered into a $2.0 billion multi-draw term loan facility with a syndicate of lenders. As previously indicated, during the third quarter we monetized our recently acquired shares of Telefonica and utilized the proceeds to pay down the term loan facility. At the end of the third quarter, the amount outstanding under the term loan facility was $720 million. Since the end of the third quarter, the entire outstanding balance of this term loan facility has been paid using the proceeds from the sale of our Integrated Information Systems Group to General Dynamics.

    On October 3, 2001, we announced that Edward Breen had been named Motorola's president and chief operating officer-elect. Effective January 1, 2002, Mr. Breen, currently president of our Networks Sector, will become our new president and chief operating officer, succeeding Robert L. Growney. To facilitate this senior management transition, beginning on January 1, 2002 Mr. Growney will become the vice chairman of our board of directors until he retires on March 31, 2002.

    On October 17, 2001, Standard and Poor's Rating Service lowered our senior unsecured debt rating to "BBB+" from "A-," with a stable outlook. Moody's Investors Service currently rates our senior unsecured debt A3, with a negative outlook. A rating reflects only the views of a rating agency and is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change. Each rating should be evaluated independently of any other rating.

                                  THE OFFERING

What are the equity security units?

    Each equity security unit, which we refer to as the "units," will initially consist of:

  (1) a purchase contract under which:

     . you will agree to purchase, for $50, shares of our common stock on
             , 2004 (the "stock purchase date"), the number of which we will determine based on an average trading price of our common stock for a period preceding that date, calculated in the manner described below; and

     . we will pay you contract adjustment payments at the rate of    % of
       the stated amount of $50 per year as specified below; and

  (2) a senior note due     , 2007, with a principal amount of $50, on which
      we will pay interest quarterly at the initial annual rate of    % until
                  , 2004 and at the reset rate (as described below) thereafter.

    The senior notes that are a component of the units will be owned by you, but will initially be pledged to us to secure your obligations under the purchase contract. We refer in this prospectus supplement to the purchase contracts, together with the pledged senior notes or, after the remarketing or a tax event redemption described below, together with the specified pledged treasury securities, as "normal units."

    Each holder of normal units may elect at any time to withdraw the pledged senior notes or, after the remarketing described below, treasury securities underlying the normal units, creating "stripped units." A holder might consider it beneficial to either hold the senior notes directly or to realize income from their sale. To create stripped units, the holder must substitute, as pledged securities, specifically identified treasury securities that will pay $50 on the stock purchase date, the amount due on such date under the purchase contract, and the pledged senior notes or treasury securities will be released from the pledge agreement and delivered to the holder. Holders of stripped units may recreate normal units by re-substituting the senior notes or, after the remarketing or a tax event redemption described below, applicable treasury securities for the treasury securities underlying the stripped units.

    We will not initially list either the stripped units or the senior notes on any national securities exchange. In the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list these securities on the exchange on which the normal units are then listed.

    If the senior notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the treasury securities will replace the senior note as a component of each unit and will be pledged to us to secure your obligations under the purchase contract.

What are the purchase contracts?

    The purchase contract underlying a unit obligates you to purchase, and us to sell, for $50, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate described below. We will base the settlement rate on an average trading price of our common stock for a period preceding that date, calculated in the manner described below.

What payments will be made to holders of the units and the senior notes?

    If you hold normal units, we will pay you quarterly contract adjustment
payments on the purchase contracts at the annual rate of   % of the $50 stated
amount through and including the stock purchase date and quarterly interest
payments on the senior notes at the initial annual rate of   % of the principal
amount of $50 per senior note through and including       , 2004, and at the
reset rate thereafter. The contract adjustment payments are subject to deferral as described below. We are not entitled to defer interest payments on the senior notes. On the stock purchase date, if your senior notes are successfully remarketed as described below, we will make a quarterly payment, consisting of a cash payment on the specified pledged treasury securities, at the same annual rate as was paid on the senior notes.

    If you hold stripped units, you will receive only the quarterly contract
adjustment payments payable by us at the annual rate of   % of the $50 stated
amount. The contract adjustment payments are subject to deferral as described below.

    If you hold senior notes separately from the units, you will receive only the cash interest payable on the senior notes. The senior notes, whether held separately from or as part of the units, will initially pay interest at the
annual rate of   % of the principal amount of $50 per senior note for the
quarterly payments payable on and before       , 2004. After that date, if the
senior notes are successfully remarketed, they will pay interest at the reset
rate from that date until their maturity on      , 2007. If the remarketing
agent cannot establish a reset rate meeting the requirements described in this prospectus supplement, the remarketing agent will not reset the interest rate on the senior notes and the interest rate will continue to be the initial
annual rate of   %, until the remarketing agent can on a later remarketing date prior to the stock purchase date establish a reset rate meeting the requirements described in this prospectus supplement. We are not entitled to defer payments on the senior notes.

What are the payment dates?

    Subject to our deferral right in respect of the purchase contract payments described below, distributions will be paid quarterly in arrears on each
      ,       ,        and       , commencing       , 2002.

When can Motorola defer payments and distributions?

    We can defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the stock purchase date. We will pay additional contract adjustment payments on any deferred installments of
contract adjustment payments at a rate of    % per year until paid, compounded
quarterly, to but excluding       , 2004, unless your purchase contract has
been earlier settled or terminated.

    We are not entitled to defer payments on the senior notes.

What is the reset rate?

    In order to facilitate the remarketing of the senior notes at the remarketing price described below, the remarketing agent will reset the rate of interest on the senior notes for the quarterly payments payable on and after
      , 2004 until their maturity on       , 2007. The reset rate will be the
rate sufficient to cause the then current aggregate market value of all the outstanding senior notes to be equal to at least 100.50% of the remarketing value described below. The remarketing agent will assume for this purpose, even if not true, that all of the senior notes continue to be components of normal units and will be remarketed. Resetting the interest rate on the senior notes at this rate should enable the remarketing agent to sell the senior notes in the remarketing and purchase the necessary treasury securities, the proceeds of which will be applied in settlement of the purchase contracts and to payment of
the quarterly payment on the normal units due on       , 2004.

    The reset rate will be determined by the remarketing agent on the third
business day prior to       , 2004, the last quarterly payment date before the
stock purchase date. If the remarketing agent cannot establish a reset rate meeting these requirements on the remarketing date, and as a result, the senior notes cannot be sold as described below, the interest rate will not be reset and will continue to be the initial rate of the senior notes. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the senior notes, on the subsequent dates described below. If a reset rate cannot be established on a given date, the remarketing will not occur on that date. If the remarketing agent fails to remarket the senior notes underlying the normal units by the business day immediately preceding the stock purchase date, we will, subject to applicable law, retain the securities pledged as collateral or sell them in one or more public or private sales. A nationally recognized investment banking firm will act as remarketing agent.

    The reset of the interest rate on the senior notes will not change the rate
of interest received by holders of the normal units on       , 2004, which, as
described above, will remain at the initial rate of   % of $50 for that
quarterly payment.

What is remarketing?

    In order to provide holders of normal units with the necessary collateral to be applied in the settlement of their purchase contracts, the remarketing agent will sell the senior notes of holders of normal units, other than those electing not to participate in the remarketing, and the remarketing agent will use the proceeds to purchase treasury securities, which the participating holders of normal units will pledge to secure their obligations under the related purchase contracts. The cash paid on the pledged treasury securities underlying the normal units of such holders will be used to satisfy such holders' obligations to purchase our common stock on the stock purchase date. This will be one way for holders of normal units to satisfy their obligations to purchase shares of our common stock under the related purchase contracts. Unless a holder elects not to participate in the remarketing as described below, the remarketing agent will remarket the senior notes that are included in the normal units on one or more occasions starting on the remarketing date,
which initially will be the third business day immediately preceding       ,
2004, unless the remarketing agent delays the remarketing to a later date as described below.

    We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which it will agree to use its commercially reasonable best efforts to sell the senior notes that are included in normal units and that are participating in the remarketing, at a price equal to at least 100.50% of the remarketing value.

    The "remarketing value" will be equal to the sum of:

  (1) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest payments that are scheduled to be payable on that quarterly payment date on each senior note which is included in a normal unit and which is participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

  (2) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each senior note which is included in a normal unit and which is participating in the remarketing.

    The remarketing agent will use the proceeds from the sale of the senior notes included in normal units in a successful remarketing described in this section to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the holders of the normal units whose senior notes participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the normal units participating in the remarketing.

    Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the senior notes underlying those units by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent, applicable to the holder's senior notes, to the purchase contract agent on the fourth business day prior to the remarketing date to satisfy their obligations under the related purchase contracts.

What happens if the remarketing agent does not sell the senior notes?

    If, as described above, the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all the outstanding senior notes to be equal to at least 100.50% of the remarketing value, assuming, even if not true, that all of the senior notes are held as components of normal units and will be remarketed, and the remarketing agent cannot sell the senior notes offered for remarketing on the remarketing date at a price equal to at least 100.50% of the remarketing value, determined on the basis of the senior notes being remarketed, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of
the three business days immediately preceding       , 2004. If the remarketing
agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on each of the three business days immediately preceding the stock purchase date. We refer to each of these three business day periods as "remarketing periods" in this prospectus supplement. Any such remarketing will be at a price equal to at least 100.50% of the remarketing value. If the remarketing agent fails to remarket the senior notes underlying the normal units at that price by the business day immediately preceding the stock purchase date, any holder of normal units that has not otherwise settled its purchase contract in cash by the close of business on that day (but without regard to the notice requirements otherwise applicable to cash settlement) will be deemed to have directed us to retain the securities pledged as collateral in satisfaction of its obligations under the purchase contract and we will retain such securities in full satisfaction of those obligations.

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

    Holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing in the manner described in "Description of the Equity Security Units--Description of the Purchase Contracts--Optional Remarketing." The remarketing agent will use its commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price equal to at least 100.50% of the remarketing value, determined on the basis of the separately held senior notes being remarketed. After deducting its remarketing fee in an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds, if any, will be remitted to the holders whose separate senior notes were sold in the remarketing. If a holder of senior notes elects to have its senior notes remarketed but the remarketing agent fails to sell the senior notes during any remarketing period, the senior notes will be promptly returned to the holder following the conclusion of that period.

What is the settlement rate?

    The settlement rate is the number of newly issued shares of our common stock that we are obligated to sell and you are obligated to buy upon settlement of a purchase contract on the stock purchase date.

    The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

  . if the applicable market value, determined as described below, of our
    common stock is equal to or greater than $     , the settlement rate will
    be      shares of our common stock per purchase contract;

  . if the applicable market value of our common stock is less than $
    but greater than $     , the settlement rate will be equal to $50 divided
    by the applicable market value of our common stock per purchase contract;
    and

  . if the applicable market value of our common stock is less than or equal
    to $     , the settlement rate will be      shares of our common stock
    per purchase contract.

    "Applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the
third trading day immediately preceding      , 2004.

    At the option of each holder, a purchase contract may be settled early by the early delivery of cash to the purchase contract agent, as described below,
in which case     shares of our common stock will be issued per purchase
contract.

Besides participating in a remarketing, how else can my obligations under the purchase contract be satisfied?

    Besides participating in the remarketing, your obligations under the purchase contract may also be satisfied:

  . if you have created stripped units or elected not to participate in the remarketing, by delivering and pledging specified treasury securities in substitution for your senior notes, and applying the cash payments received on the pledged treasury securities;

  . through the early delivery of cash to the purchase contract agent in the manner described in "Description of the Equity Security Units-- Description of the Purchase Contracts--Early Settlement;" or

  . if we are involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Equity Security Units--Description of the Purchase Contracts-- Settlement--Early Settlement upon Cash Merger."

    In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes or treasury securities will be released and distributed to you. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

    If the purchase contract is settled early through cash or as the result of a bankruptcy event as described above, such holder will have no further right to receive any accrued contract or deferred contract adjustment payments.

Under what circumstances may Motorola redeem the senior notes before they mature?

    If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the senior notes, then we, as issuer of the senior notes, may elect to redeem the senior notes. If the senior notes are redeemed before a successful remarketing, the money received from the redemption will be used by the collateral agent to purchase a portfolio of zero-coupon U.S. treasury securities that mature on or prior to each payment date of the senior notes, in an aggregate amount equal to the interest and/or principal that would have been due on such date on the senior notes included in normal units. These treasury securities will replace the senior notes as the collateral securing your obligations to purchase our common stock under the purchase contracts. If the senior notes are redeemed, then each unit will consist of a purchase contract for our common stock and an ownership interest in the portfolio of treasury securities.

What is the maturity of the senior notes?

    The senior notes will mature on       , 2007.

What are the United States federal income tax consequences related to the units and senior notes?

    If you purchase units in the offering, you will be treated for United States federal income tax purposes as having acquired the senior notes and purchase contracts constituting those units, and by purchasing the units you agree to treat the senior notes in that manner for all tax purposes. In addition, you agree to treat the senior notes as our indebtedness for all tax purposes. You must allocate the purchase price of the units between those senior notes and purchase contracts in proportion to their respective fair market values, which will establish your initial tax basis. We expect to report the fair market value of each senior note as $50.00 and the fair market value of each purchase contract as $0.00.

    For United States federal income tax purposes, the senior notes will be treated as contingent payment debt instruments subject to the "noncontingent bond method" of accruing original issue discount. As discussed more fully under "United States Federal Income Tax Consequences -- Senior Notes -- Original Issue Discount," the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes, (2) for all accrual periods through
           , 2004, and possibly thereafter, the accrual of interest income by you in excess of distributions actually received by you and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or disposition of the units to the extent attributable to the senior notes. In addition, we intend to report the contract adjustment payments as income to you, but you should consult your tax advisor concerning alternative characterizations.

    Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of units or instruments similar to units, you are urged to consult your own tax advisor concerning the tax consequences of an investment in units. For additional information, see "United States Federal Income Tax Consequences."

Will the units be listed on a stock exchange?

    We will apply to list the normal units on the New York Stock Exchange
(NYSE) under the symbol "    ." Neither the stripped units nor the senior notes
will initially be listed; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to cause those securities to be listed on the exchange on which the normal units are then listed.

What are your expected uses of proceeds from the offering?

    We estimate that we will receive net proceeds from the offering of units of
$    million, or $    million if the underwriters' option to purchase
additional units is exercised in full.

    We anticipate using the aggregate net proceeds from this offering, together with the net proceeds from the concurrent sale of $400 million of our % notes due 2011 in a private placement, to reduce short-term indebtedness and for general corporate purposes.

                       The Offering--Explanatory Diagrams

    The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and the senior notes, and the transformation of normal units into stripped units and senior notes.

Purchase Contracts

  . Normal units and stripped units both include a purchase contract under which you agree to purchase shares of our common stock on the stock purchase date.

  . The number of shares to be purchased under each purchase contract will depend on the "applicable market value." The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

                              [CHART APPEARS HERE]

--------
(1) The "reference price" is $     .

(2) The "threshold appreciation price" is equal to $     , which is    % of the
    reference price.

(3) For each of the percentage categories shown, the percentage (expressed as a decimal) of the shares to be delivered on the stock purchase date to a holder of normal units or stripped units is determined by dividing

    . the related number of shares to be delivered, as indicated in the footnote for each such category, by

    . an amount equal to $50, the stated amount of the unit, divided by the reference price.

(4) If the applicable market value of our common stock is less than or equal to the reference price, the number of shares to be delivered will be calculated by dividing the stated amount of $50 by the reference price.

(5) If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $50 by the applicable market value.

(6) If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $50 by the threshold appreciation price.

Normal Units

  . A normal unit will consist of two components as illustrated below:




                    Purchase                    Senior Note
                    Contract

          --------------------------     --------------------------

               (Owed to Holder)               (Owed to Holder)

                Common Stock           +         % per annum
            and contract adjustment           payable quarterly
                  payments
                    per annum
               payable quarterly
          --------------------------     --------------------------


          --------------------------     --------------------------
              (Owed to Motorola)              (Owed to Holder)

                $50 at Stock                  $50 at Maturity
                Purchase Date                (         , 2007)
              (         , 2004)
          --------------------------     --------------------------

                                 Normal Units




  . After remarketing, the normal units will include specified treasury securities in lieu of the senior notes if the remarketing is successful.

  . If you hold a normal unit, you own the senior notes and, after remarketing, the treasury securities, but will pledge them to us to secure your obligations under the purchase contract.

  . If you hold a normal unit, you may also substitute a specified amount of treasury securities for the senior notes if you decide not to participate in the remarketing.

Stripped Units

  . A stripped unit consists of two components as described below:




                    Purchase                    Zero Coupon
                    Contract                Treasury Securities

          --------------------------

               (Owed to Holder)

                Common Stock           +
           and contract adjustment
                  payments

                  % per annum
              payable quarterly
          --------------------------



          --------------------------     --------------------------
              (Owed to Motorola)             (Owed to Holder)

                $50 at Stock                  $50 at Maturity
                Purchase Date                (         , 2004)
              (         , 2004)
          --------------------------     --------------------------

                                Stripped Units

  . If you hold a stripped unit, you own the treasury security but will pledge it to us to secure your obligations under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No.
             ) that matures on      , 2004.

Senior Notes

  . Senior notes will have the terms illustrated below:





                           -------------------------
                              (Owed to Holder)

                                  % per annum
                                paid quarterly,

                             (reset for quarterly
                              payments payable on
                           and after       , 2004)
                           -------------------------

                           -------------------------
                               (Owed to Holder)

                                $50 at Maturity
                               (at       , 2007)
                           -------------------------



  . If you hold a senior note that is a component of a normal unit, you have the option to either:

   --allow the senior note to be included in the remarketing process, the proceeds of which will be used to purchase treasury securities, if the remarketing is successful, which will be applied to settle the purchase contract; or

   --elect not to participate in the remarketing by delivering treasury securities in substitution for the senior note, the proceeds of which will be applied to settle the purchase contract.

  . If you hold a senior note that is separate and not a component of a normal unit, you have the option to either:

   --continue to hold the senior note whose rate has been reset for the
     quarterly payments payable on and after      , 2004; or

   --deliver the senior note to the remarketing agent to be included in the remarketing.

Transforming Normal Units into Stripped Units and Senior Notes

  . To create a stripped unit, you may combine the purchase contract with the
    specified zero-coupon U.S. treasury security that matures on      , 2004.

  . You will then own the zero-coupon U.S. treasury security but will pledge it to us to secure your obligations under the purchase contract.

  . The zero-coupon U.S. treasury security together with the purchase contract would then constitute a stripped unit. The senior note (or, after remarketing, treasury securities), which was previously a component of the normal unit, is tradeable as a separate security.

                               Zero Coupon
                                 Treasury
     Normal Unit               Substitution                 Stripped Unit
-------------------------       ------------    -------------------------------
Purchase        Trust           Substitute         Purchase       Substitute
Contract      Preferred/          Zero             Contract       Zero Coupon
              Remarking          Coupon                        Treasury Security
              Treasury          Treasury
             Securities         Security
----------  -------------                       --------------
(Owed to      (Owed to                            (Owed to
 Holder)        Holder)                             Holder)
         +                 +                                   +
Common          % per annum                      Common Stock
Stock           payable      ------>               % per annum
               quarterly                           payable
    % per                                         quarterly
  annum                                         --------------
 payable
quarterly
----------  -------------

----------  ---------------- ----------------  ---------------- ---------------
(Owed to   (Owned by Holder) (Owned by Holder)   (Owed to          (Owned by
Motorola)                                        Motorola)          Holder)

 $50 at      $50 at Maturity   $50 at Stock     $50 at Stock     $50 at Maturity
  Stock    (at       , 2007)   Purchase Date    Purchase Date    (at    ,  2007)
Purchase
  Date
(at
        ,
  2004)
----------  ---------------- ----------------  ---------------- ---------------
     Normal Units                                      Stripped Units





                                Separately Traded
                                  Senior Notes
                               Treasury Securities
                      --------------------------------------
                       Senior Notes      Treasury Securities
+
                     ----------------    -------------------
                     (Owed to Holder)    (Owed to Holder)

                         % per annum  or      % per annum
                     paid quarterly,      payable for one
                       subject to        quarter ending at
                        deferral         Stock Purchase Date
                      (reset for
                      quarterly
                       payments
                       payable on
                       and after
                           , 2004)
                     ----------------    -------------------

                     ----------------    -------------------
                     (Owed to Holder)     (Owed by Holder)
                     $50 at Maturity       $50 at Maturity
                     at (      , 2004)    (at       , 2007)
                     ----------------    -------------------




  . After remarketing, the normal units will include specified U.S. treasury securities in lieu of senior notes.

  . You can also transform stripped units and senior notes (or, after remarketing, treasury securities, if the remarketing is successful) into normal units. Following that transformation, the specified zero-coupon U.S. treasury security, which was previously a component of the stripped units, is tradeable as a separate security.

  . The transformation of normal units into stripped units and senior notes
    (or, after remarketing, treasury securities) and the transformation of stripped units and senior notes (or, after remarketing, treasury securities) into normal units may generally only be effected in integral multiples of 20 units, as more fully described in this prospectus supplement.

                              CONCURRENT OFFERING

    In addition to the units described in this prospectus supplement, we are
concurrently offering $400 million of our    % notes due 2011 in a private
placement. The notes will be unsecured senior notes and will rank equally with all of our other unsecured senior indebtedness, including the senior notes that are a component of the units. This offering of the units and the private placement of the notes are not contingent upon each other.

                       RISK FACTORS RELATING TO THE UNITS

    In considering whether to purchase the units, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. Because a unit consists of a purchase contract to acquire shares of our common stock and a senior note issued by us, you are making an investment decision with regard to our common stock and senior notes, as well as the units. You should carefully review the information in this prospectus supplement and the accompanying prospectus about all of these securities.

You will bear the entire risk of a decline in the price of our common stock.

    The market value of the shares of our common stock you will receive on the stock purchase date, may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of
our common stock on the stock purchase date is less than $      per share, you
will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of units assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

You will receive only a portion of any appreciation in our common stock price.

    The aggregate market value of the shares of our common stock you will receive upon settlement of a purchase contract generally will exceed the stated amount of $50 only if the average closing price per share of our common stock
over the 20-trading day period preceding settlement equals or exceeds $     ,
which we refer to as the "threshold appreciation price." The threshold
appreciation price represents an appreciation of   % over $     . Therefore,
during the period prior to settlement, an investment in the units affords less opportunity for equity appreciation than a direct investment in our common
stock. If the applicable average closing price exceeds $     , which we refer
to as the "reference price," but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares you will receive under the purchase contract will be approximately
    % of the value of the shares you could have purchased with $50 at the time of this offering.

The trading price for our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the units.

    It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the units or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the purchase contracts and of the other components of the units. The arbitrage could, in turn, affect the trading prices of the units and our common stock.

You may suffer dilution of our common stock issuable upon settlement of your purchase contract.

    The number of shares of our common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash, or in connection with acquisitions or other transactions which may adversely affect the price of our common stock. The terms of the units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction.

You will have no rights as common stockholders.

    Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date.

Your pledged securities will be encumbered.

    Although holders of units will be beneficial owners of the underlying senior notes or pledged treasury securities, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged senior notes or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus supplement.

The purchase contract agreement will not be qualified under the Trust Indenture Act of 1939; the obligations of the purchase contract agent will be limited.

    The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the units, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the units will not have the benefits of the protections of the Trust Indenture Act of 1939 other than to the extent applicable to a senior note included in a unit. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the units.

The secondary market for the units may be illiquid.

    We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. We will apply to list the normal units on the NYSE. We will not initially list either the stripped units or the senior notes; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list those securities on the exchange on which the normal units are then listed. We have been advised by the underwriters that they presently intend to make a market for the normal units; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of normal units are converted to stripped units, the liquidity of normal units could be adversely affected. We cannot provide assurance that a listing application for normal units, stripped units or senior notes will be accepted or, if accepted, that the normal units, stripped units or senior notes will not be delisted from the NYSE or that trading in the normal units, stripped units or senior notes will not be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.

Delivery of the securities under the pledge agreement is subject to potential delay if we become subject to a bankruptcy proceeding.

    Notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

We may redeem the senior notes upon the occurrence of a tax event.

    We have the option to redeem the senior notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price plus accrued and unpaid interest, if any. If we redeem the senior notes, we will pay the redemption price in cash to the holders of the notes. If the tax event redemption occurs prior to a successful remarketing of the notes, the redemption price payable to you as a holder of the normal units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a portfolio of zero-coupon U.S. treasury securities on your behalf, and will remit the remainder of the redemption price, if any, to you, and the treasury securities will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the normal units. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive redemption payments. There can be no assurance as to the effect on the market prices for the normal units if we substitute the treasury securities as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

The United States federal income tax consequences of the purchase, ownership and disposition of the units are unclear.

    No statutory, judicial or administrative authority directly addresses the treatment of the units or instruments similar to the units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of the units are not entirely clear. In addition, because the senior notes will be treated as contingent payment debt instruments any gain on the disposition of a senior note prior to the date on which the interest rate on the senior note is reset generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited.

Because the senior notes may be issued with original issue discount, you may have to include interest in your taxable income before you receive cash.

    Because the senior notes will be treated as contingent payment debt instruments, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for United States federal income tax purposes before you receive a cash payment to which the income is attributable and in an amount greater than the interest payable on the senior notes prior to the date on which the interest rate on the notes is reset.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

    The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

                              ACCOUNTING TREATMENT

    The net proceeds from the sale of the units will be allocated between the purchase contracts and the senior notes in our financial statements based on the underlying fair value of each instrument. The present value of the purchase contract adjustment payments will be initially charged to equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments will be allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

    The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $50 on that purchase contract and will issue the requisite number of shares of our common stock. The $50 we receive will be credited to stockholders' equity and allocated between our common stock and additional paid-in-capital accounts.

    Before the issuance of shares of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $ .

                                USE OF PROCEEDS

    The net proceeds to be received by us from this offering, after deducting the underwriters' discount and estimated expenses, are estimated to be
approximately $         . The aggregate net proceeds from this offering of the
units, together with $         of estimated net proceeds from the concurrent
sale of our   % notes due 2011 in a private placement, will be used to reduce short-term indebtedness and for general corporate purposes. On October 19, 2001, we had outstanding approximately $1.9 billion of commercial paper, with a weighted average maturity of approximately 41 days and bearing a weighted average interest rate of approximately 3.33% per annum.

                                 CAPITALIZATION

    The following table sets forth our actual consolidated cash, cash equivalents and short-term investments, debt and total capitalization as of September 29, 2001, and pro forma as adjusted to give effect to (i) our recent reduction in short-term indebtedness using proceeds from the sale of a business unit and (ii) this offering of our units and the concurrent private placement of our notes and the anticipated application of the estimated net proceeds therefrom to reduce short-term indebtedness. From time to time, we may issue additional debt or equity securities. The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated herein by reference. See "Where You Can Find More Information."

                                                           September 29, 2001
                                                           --------------------
                                                                     Pro Forma
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                             (in millions of
                                                                dollars)
Cash, cash equivalents and short-term investments......... $ 5,643    $
                                                           =======    ======
Short-Term Debt
  Commercial paper(a)..................................... $ 1,641    $
  Notes payable and other short-term debt(b)..............     913
  Current portion of long-term debt.......................     163
                                                           -------    ------
    Total short-term debt................................. $ 2,717    $
                                                           =======    ======
Long-Term Debt(c)
  Senior notes and debentures............................. $ 6,201    $
  Other senior debt.......................................     570
  Equity security units offered hereby....................     --
  Notes offered concurrently..............................     --
  Less current portion of long-term debt..................    (163)
                                                           -------    ------
    Total long-term debt..................................   6,608
Company-obligated mandatorily redeemable preferred
 securities of subsidiary trust holding solely company-
 guaranteed debentures....................................     485
Stockholders' Equity(d)
  Preferred stock (none issued)...........................     --
  Common stock............................................   6,679
  Additional paid-in capital..............................   1,421
  Retained earnings.......................................   6,762
  Non-owner changes to equity.............................    (578)
                                                           -------    ------
    Total stockholders' equity............................  14,284
                                                           -------    ------
      Total capitalization................................ $21,377    $
                                                           =======    ======

--------
(a) On October 19, 2001, we had outstanding approximately $1.9 billion of commercial paper. Assuming all of the aggregate net proceeds from this offering of the units and the concurrent private placement of the notes are
    used to reduce short-term indebtedness, approximately $    billion of
    commercial paper would be outstanding following the consummation of the concurrent private placement and offering.
(b) During the third quarter, our $2.0 billion term loan facility was reduced to $720 million. The remainder of this loan was repaid in early October 2001 using the proceeds from the sale of our Integrated Information Systems Group to General Dynamics.
(c) For additional information on long-term debt, see Note 4 of the Notes to Consolidated Financial Statements for December 31, 2000, included in our Annual Report on Form 10-K filed with the SEC and incorporated by reference herein.
(d) Given the recent volatility experienced in the equity markets, and particularly in the technology sector in which we have significant strategic investments, our period-to-period stockholders' equity is subject to fluctuations caused by changes in the market values of our investments. For additional information on stockholders' equity, see Note 3 of the Notes to the Consolidated Financial Statements for December 31, 2000, included in our Annual Report on Form 10-K filed with the SEC and incorporated by reference herein.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    Our common stock is listed and traded on the New York Stock Exchange under the symbol "MOT." The following table provides, for the calendar quarters indicated, the high and low prices per share on the New York Stock Exchange for the periods shown below as reported on the New York Stock Exchange Composite Tape and the amount of per-share dividends for the periods indicated.

                                                                       Dividends
      Period                                              High   Low     Paid
      ------                                             ------ ------ ---------
      1999:
      First Quarter..................................... $25.79 $20.85   $0.04
      Second Quarter....................................  33.04  24.58    0.04
      Third Quarter.....................................  33.83  27.33    0.04
      Fourth Quarter....................................  49.83  28.33    0.04

      2000:
      First Quarter.....................................  61.42  39.26    0.04
      Second Quarter....................................  52.55  28.61    0.04
      Third Quarter.....................................  39.67  27.20    0.04
      Fourth Quarter....................................  29.76  15.78    0.04

      2001:
      First Quarter.....................................  24.99  13.97    0.04
      Second Quarter....................................  16.95  10.47    0.04
      Third Quarter.....................................  19.49  13.48    0.04
      Fourth Quarter (through October 22, 2001).........  18.00  14.25    0.04

    On October 22, 2001, the last reported sale price of our common stock on
the NYSE was $17.95. As of         , 2001, there were approximately
holders of record of our common stock.

                        SUMMARY SELECTED FINANCIAL DATA
                      (in millions, except per share data)

   The selected historical consolidated financial data of Motorola as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 has been derived from consolidated financial statements of Motorola which have been audited by KPMG LLP, independent auditors, and incorporated by reference herein from Motorola's Annual Report on Form 10-K filed with the SEC. The selected historical consolidated financial data of Motorola as of December 31, 1998 and for the year ended December 31, 1997 has been derived from audited consolidated financial statements of Motorola previously filed with the Securities and Exchange Commission, but not incorporated by reference in this prospectus supplement. The selected historical consolidated financial data of Motorola as of December 31, 1997 and 1996 and for the year ended December 31, 1996 has been derived from audited consolidated financial statements of Motorola audited by KPMG LLP, independent auditors, and of General Instrument Corporation audited by Deloitte & Touche LLP, independent auditors, (merged on January 5, 2000 and accounted for as a pooling-of-interests) previously filed with the SEC, but not incorporated by reference herein. The selected historical consolidated financial data as of and for the nine months ended September 29, 2001 and September 30, 2000, has been derived from unaudited condensed consolidated financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of Motorola's financial position and results of operations as of and for such periods. Operating results for the nine months ended September 29, 2001, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. See "Recent Developments." This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Motorola incorporated by reference herein.

                         Nine Months Ended            Year Ended December 31,
                         -------------------  -------------------------------------------
                         Sept 29,   Sept 30,
                           2001       2000     2000     1999     1998     1997     1996
                         ---------- --------  -------  -------  -------  -------  -------
                            (unaudited)
Operating Results (1)
  Net sales............. $ 22,680   $ 27,516  $37,580  $33,075  $31,340  $31,498  $29,657
  Manufacturing and
   other costs of
   sales................   16,410     16,838   23,628   20,631   19,396   18,532   17,854
  Selling, general and
   administrative
   expenses.............    2,833      3,795    5,141    5,220    5,807    5,443    4,891
  Research and
   development
   expenditures.........    3,295      3,293    4,437    3,560    3,118    2,930    2,572
  Depreciation expense..    1,749      1,718    2,352    2,243    2,255    2,394    2,367
  Reorganization of
   businesses...........      993        220      596     (226)   1,980      327      --
  Other charges.........    2,632        506      517    1,406      109      --       249
  Interest expense,
   net..................      324        175      248      138      215      136      211
  Gains on sales of
   investments and
   businesses...........   (1,898)      (847)  (1,570)  (1,180)    (260)     (70)    (113)
                         --------   --------  -------  -------  -------  -------  -------
  Total costs and
   expenses............. $ 26,338   $ 25,698  $35,349  $31,792  $32,620  $29,692  $28,031
  Earnings (loss) before
   income taxes.........   (3,658)     1,818    2,231    1,283   (1,280)   1,806    1,626
  Income tax provision
   (benefit)............     (958)       635      913      392     (373)     642      568
                         --------   --------  -------  -------  -------  -------  -------
  Net earnings (loss)... $ (2,700)  $  1,183  $ 1,318  $   891  $  (907) $ 1,164  $ 1,058
  Diluted earnings
   (loss) per common
   share................ $  (1.23)  $   0.52  $  0.58  $  0.41  $ (0.44) $  0.56  $  0.51

                               As of                    As of December 31,
                         -------------------  -------------------------------------------
                         Sept 29,   Sept 30,
                           2001       2000     2000     1999     1998     1997     1996
                         ---------- --------  -------  -------  -------  -------  -------
                            (unaudited)
Balance Sheet (1)
  Total assets.......... $ 34,259   $ 44,177  $42,343  $40,489  $30,951  $28,954  $25,665
  Working capital.......    7,636      3,953    3,628    4,679    2,532    4,597    3,696
  Long-term debt and
   redeemable preferred
   securities...........    7,093      3,590    4,778    3,573    2,633    2,144    1,931
  Total debt and
   redeemable preferred
   securities...........    9,810      8,852   11,169    6,077    5,542    3,426    3,328
  Total stockholders'
   equity...............  $14,284    $20,658  $18,612  $18,693  $13,913  $14,487  $12,843

-------
(1) These figures have been restated to reflect the merger with General Instrument Corporation, which has been accounted for as a pooling-of-interests.

                    DESCRIPTION OF THE EQUITY SECURITY UNITS

    We summarize below the principal terms of the equity security units, which we refer to as the "units," and the purchase contracts and senior notes which comprise the units. The following description is not complete, and we refer you to the agreements which will govern your rights as a holder of units. See "Where You Can Find More Information." In addition, to the extent that the following description is not consistent with those contained in the accompanying prospectus under "Description of Debt Securities" and "Description of Capital Stock" you should rely on this description.

Overview

    Each unit will have a stated amount of $50. Each unit will initially consist of and represent:

  (1) a purchase contract under which:

     . you will agree to purchase, and we will agree to sell, for $50, shares of our common stock on the stock purchase date, the number of which will be determined by the settlement rate described below, based on an average trading price of our common stock for a period preceding that date; and

     . we will pay you contract adjustment payments at the annual rate of % payable on a quarterly basis as specified below; and

  (2) a senior note with a principal amount of $50, on which we will pay
      interest quarterly at the initial annual rate of    %.

    The senior notes will initially be pledged to secure your obligations under the purchase contract. The purchase contracts, together with the pledged senior notes or, after a successful remarketing, the specified pledged treasury securities, are referred to in this prospectus supplement as "normal units." Each holder of normal units may elect to withdraw the pledged senior notes or treasury securities underlying the normal units by substituting, as pledged securities, specifically identified treasury securities that will pay $50 on the stock purchase date, the amount due on such date under each purchase contract. If a holder of normal units elects to substitute treasury securities as pledged securities, the pledged senior notes or treasury securities will be released from the pledge agreement and delivered to the holder. The normal units would then become "stripped units." Holders of stripped units may recreate normal units by resubstituting the senior notes (or, after a successful remarketing, the applicable specified treasury securities) for the treasury securities underlying the stripped units.

    As a beneficial owner of the units, you will be deemed to have:

  . irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such units; and

  . appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

    In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed, for all tax purposes, to treat yourself as the owner of the related senior notes, or the treasury securities, as the case may be, and to treat the senior notes as our indebtedness.

    At the closing of the offering of the units, the underwriters will purchase the units. The purchase price of each unit will be allocated by us between the related purchase contract and the related senior note. The senior notes will then be pledged to the collateral agent to secure the obligations owed to us under the purchase contracts.

    We will enter into:

  . a purchase contract agreement with           , as purchase contract
    agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

  . a pledge agreement with           , as collateral agent, custodial agent
    and securities intermediary creating a pledge and security interest for our benefit to secure the obligations of holders of units under the purchase contracts.

Creating Stripped Units and Recreating Normal Units

    Holders of normal units will have the ability to "strip" those units and take delivery of the pledged senior notes (or after a successful remarketing, the pledged treasury securities), creating "stripped units," and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing senior notes (or after a successful remarketing, the applicable treasury securities) as described in more detail below. Holders who elect to create stripped units or recreate normal units shall be responsible for any related fees or expenses.

 Creating Stripped Units

    Each holder of normal units may create stripped units and withdraw the pledged senior notes or treasury securities underlying the normal units by substituting, as pledged securities, the treasury securities described below that will pay $50 on the stock purchase date, the amount due on that date under the purchase contract. Holders of normal units may create stripped units at any time on or before the second business day prior to the stock purchase date, except that they may not create stripped units during the period from four business days prior to any remarketing period until the expiration of three business days after the end of that period.

    In order to create stripped units, a normal unitholder must substitute, as
pledged securities, zero-coupon U.S. Treasury securities (CUSIP No.          )
which mature on the stock purchase date. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent to secure the unitholder's obligation to purchase our common stock under the purchase contract, and the pledged senior notes or treasury securities underlying the normal units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 20 normal units. However, after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

    To create stripped units, you must:

  . deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged senior notes or treasury securities underlying your normal units and pledged with the collateral agent to secure your obligation to purchase our common stock under the purchase contract;

  .  transfer the normal units to the purchase contract agent; and

  . deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged senior notes or treasury securities underlying the normal units.

    Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged senior notes or treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

  .  cancel the normal units;

  . transfer to you the underlying pledged senior notes or treasury securities; and

  .  deliver to you the stripped units.

    Any senior notes released to you will be tradeable separately from the resulting stripped units. Interest on the senior notes will continue to be payable in accordance with their terms.

 Recreating Normal Units

    Each holder of stripped units may recreate normal units by substituting, as pledged securities, senior notes or the applicable treasury securities then constituting a part of the normal units for the treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the second business day prior to the stock purchase date, except that they may not recreate normal units during the period from four business days prior to any remarketing period until the expiration of three business days after that period.

    Upon recreation of the normal units, the senior notes or treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the purchase contract, and the treasury securities underlying the stripped units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 20 stripped units. However, after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the holder may make the substitution only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

    To recreate normal units from stripped units, you must:

  .  deposit with the collateral agent:

    -- if the substitution occurs prior to the remarketing of the senior notes, senior notes having an aggregate principal amount equal to the aggregate stated amount of your stripped units; and

    -- if the substitution occurs after the remarketing of the senior notes or the occurrence of a tax event redemption, the applicable treasury securities then constituting a part of the normal units;

  .transfer the stripped units to the purchase contract agent; and

  . deliver a notice to the purchase contract agent stating that you have deposited the senior notes or treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

    The senior notes or treasury securities will be substituted for the treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase our common stock under your purchase contract.

    Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

  . cancel the stripped units;

  . transfer to you the underlying treasury securities; and

  . deliver to you the normal units.

Current Payments

    If you hold normal units, you will receive payments consisting of quarterly contract adjustment payments on the purchase contracts payable by us at the
annual rate of       % of the $50 stated amount through and including the stock purchase date, quarterly interest payments on the senior notes at the annual
rate of       % of the principal amount of $50 per senior note through and
including       , 2004, and a quarterly payment on the stock purchase date from specified pledged treasury securities, at the same annual rate as was initially paid on the senior notes.

    If you hold stripped units, you will only be entitled to receive quarterly
contract adjustment payments payable by us at the annual rate of       % of the
$50 stated amount. However, you will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities on a constant yield basis or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with your regular method of tax accounting.

    The contract adjustment payments are subject to deferral by us until the stock purchase date as described below. If we defer any of these payments, we will pay or accrue additional payments on the deferred amounts at the annual
rate of       % until paid.

    If you hold senior notes separately from the units, you will only receive the interest payment on the senior notes. The senior notes, whether held separately or as part of the units, will initially pay interest at the annual
rate of       % of the principal amount of $50 per senior note. The rate of interest on the senior notes will be reset for the quarterly payments payable on and after the stock purchase date and interest payments on the senior notes will be made at the reset rate from that date to maturity of the notes. However, if a reset rate meeting the requirements described in this prospectus supplement cannot be established, the interest rate will not be reset and will
continue to be the initial annual rate of       %, until a reset rate meeting
the requirements described in this prospectus supplement can be established on a later remarketing date prior to the stock purchase date. If no remarketing occurs prior to that date, the initial rate will be the interest rate through maturity of the notes.

    Contract adjustment payments and interest payments on the senior notes payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments and interest on the senior notes
will accrue from     , 2001 and will be payable quarterly in arrears on    ,
     ,      and              of each year, commencing     , 2002. If the
purchase contracts are settled early, at your option, or terminated, you will have no right to receive any accrued and deferred contract adjustment payments.

    Our obligations with respect to the senior notes will be unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness. See "Description of the Senior Notes" below and "Description of Debt Securities" in the accompanying prospectus.

    Contract adjustment payments and interest payments on the senior notes will be payable to the holders of normal units as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the normal units remain in book-entry only form, the record date will be the business day prior to the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of such normal units. Subject to any applicable laws and regulations, each payment will be made as described under "--Description of the Senior Notes--Book-Entry and Settlement" below. If the normal units do not remain in book-entry only form, the relevant record dates will be the 15th day prior to the relevant payment dates. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day, however, if such business day is in the next calendar year, payment will be made on the prior business day, in each case with the same force and effect as if made on the payment date.

Option to Defer Contract Adjustment Payments

    We may, at our option and upon prior written notice to the holders of the units and the forward purchase contract agent, defer the payment of contract adjustment payments on the related forward purchase contracts forming a part of normal units and stripped units until no later than the stock purchase date. However, deferred contract adjustment payments will bear additional contract
adjustment payments at the rate of    % per year (compounding on each
succeeding payment date) until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

    In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts until the stock purchase date, each holder of normal units and stripped units will receive on the stock purchase date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of our common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value.

    We will not issue any fractional shares of our common stock with respect to the payment of deferred contract adjustment payments on the stock purchase date. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value.

    In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and we will not permit any subsidiary of ours to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock other than:

  . purchases, redemptions or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event,

  . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of the capital stock,

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged,

  . dividends or distributions in our capital stock (or rights to acquire capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or securities convertible into or exchangeable for shares of our capital stock), or

  . redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

Description of the Purchase Contracts

    Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $50, on the stock purchase date a number of newly issued shares of our common stock equal to the settlement rate.

    The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on the stock purchase date, will, subject to adjustment under certain circumstances as described under "--Anti-dilution Adjustments" below, be as follows:

  . If the "applicable market value" of our common stock, which is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date, is equal to or greater
    than the threshold appreciation price of $     , which is   % above
    $     , the settlement rate, which is equal to $50 divided by $     ,
    will be        shares of our common stock per purchase contract.
    Accordingly, if the market price for our common stock increases to an
    amount that is greater than $      on the settlement date, the aggregate
    market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $50, and if the
    market price equals $     , the aggregate market value of those shares,
    assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

  . If the applicable market value of our common stock is less than $
    but greater than $     , the settlement rate will be equal to $50
    divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock
    increases but that market price is less than $      on the settlement
    date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

  . If the applicable market value of our common stock is less than or equal
    to $     , the settlement rate, which is equal to $50 divided by $     ,
    will be      shares of our common stock per purchase contract.
    Accordingly, if the market price for our common stock decreases to an
    amount that is less than    on the settlement date, the aggregate market
    value of the shares of common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $50, and if the market price equals $ , the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

    For purposes of determining the applicable market value for our common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the NYSE on that date. If our common stock is not listed for trading on the NYSE on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or if our common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

    A trading day is a day on which our common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Settlement

    Settlement of the purchase contracts will occur on the stock purchase date, unless:

  . you have settled the related purchase contract prior to the stock purchase date through the early delivery of cash to the purchase contract agent, in the manner described in "--Early Settlement;"

  . we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in "--Early Settlement" and "-- Early Settlement upon Cash Merger;" or

  . an event described under "--Termination of Purchase Contracts" below has occurred.

    The settlement of the purchase contracts on the stock purchase date will occur as follows:

  . for the stripped units or normal units that include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase our common stock under the purchase contracts; and

  . for the normal units in which the related senior notes remain a part of the normal units because of a failed remarketing, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law in order to satisfy in full your obligation to purchase our common stock under the purchase contracts.

In either event, our common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

    Prior to the date on which shares of common stock are issued in settlement of purchase contracts, our common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

    No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

Remarketing

    The senior notes held by each normal unitholder will be sold in a
remarketing on       , 2004, unless the holder elects not to participate in the remarketing. The proceeds of such remarketing will be used to purchase treasury securities, which will be pledged to secure such participating normal unitholder's obligations under the related purchase contract. Cash payments received on the pledged treasury securities underlying the normal unit of such holder will be used to satisfy such participating holder's obligation to purchase our common stock on the stock purchase date.

    Unless a holder of normal units delivers treasury securities in a kind and amount designated by the remarketing agent, as described below, the senior notes that are included in the normal units will be remarketed on the remarketing date, unless the remarketing agent delays the remarketing to a later date as described below. The remarketing date will be the third business
day preceding       , 2004, the last quarterly payment date before the stock
purchase date.

    We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the senior notes which are included in normal units and which are participating in the
remarketing on    , 2004 at a price equal to at least 100.50% of the
remarketing value.

    The "remarketing value" will be equal to the sum of:

  (1) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest payments that are scheduled to be payable on that quarterly payment date, on each senior note which is included in a normal unit and which is participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

  (2) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each senior note which is included in a normal unit and which is participating in the remarketing.

    For purposes of (1) and (2) above, the value on the remarketing date of the treasury securities will assume that (a) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (b) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

    The remarketing agent will use the proceeds from the sale of these senior notes in a successful remarketing described in this section to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (a) and
(b) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of holders of the normal units whose senior notes participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the normal units participating in the remarketing.

    Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the senior notes underlying those units by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent to the purchase contract agent on the fourth business day prior to the remarketing date.

    The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day prior to the remarketing date. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such specified treasury securities to the purchase contract agent not later than 10:00 a.m. on the fourth business day prior to the remarketing date. A holder that notifies the purchase contract agent of such election but does not so deliver the treasury securities and a holder that does not notify the purchase contract agent will be deemed to have elected to participate in the remarketing. On the stock purchase date, the purchase contract agent will apply the cash payments received on the pledged treasury securities to pay the purchase price under the purchase contracts.

    If the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of the senior notes to be equal to at least 100.50% of the remarketing value, assuming, even if not true, that all of the senior notes are held as components of normal units and will be remarketed, and the remarketing agent cannot remarket the senior notes offered for remarketing on the remarketing date at a price equal to at least 100.50% of the remarketing value, determined on the basis of the senior notes being remarketed, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days
immediately preceding    , 2004. If the remarketing agent cannot establish such
a reset rate during that period, it will further attempt to establish such a reset rate on each of the three business days immediately preceding the stock purchase date. We refer each of these three business day periods as "remarketing periods" in this prospectus supplement. Any such remarketing will be at a price equal to at least 100.50% of the remarketing value (determined on the basis of the senior notes being remarketed) on the subsequent remarketing date. If the remarketing agent fails to remarket the senior notes underlying normal units at that price prior to the stock purchase date, any holder of normal units that has not otherwise settled its purchase contract in cash by the close of business on that day (but without regard to the notice requirements described below under "--Notice to Settle With Cash") will be deemed to have directed us to retain the securities pledged as collateral in satisfaction of such holder's obligations under the related purchase contracts, and our retention of such securities will satisfy such holder's obligation to purchase our common stock under the applicable portion of the related purchase contracts.

    We will cause a notice of any failed remarketing period to be published on the fourth business day immediately following such period, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will also release this information by means of Bloomberg and Reuters newswire. In addition, we will request, not later than seven nor more than 15 calendar days prior to remarketing period that the depositary notify its participants holding senior notes, normal units and stripped units of the remarketing. The remarketing agent will be a nationally recognized investment bank.

Optional Remarketing

    Under the remarketing agreement, on or prior to the fourth business day immediately preceding the beginning of a remarketing period, holders of senior notes that are not included in normal units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of such election to the custodial agent prior to the beginning of a remarketing period, but no earlier than the payment date immediately preceding
      , 2004. The custodial agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding the first day of the relevant remarketing period.

    On the third business day immediately prior to        , 2004, the custodial
agent will deliver these separate senior notes to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing on the remarketing date at a price equal to at least 100.50% of the remarketing value, determined on the basis of the separately held senior notes being remarketed. After deducting as the remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

    If, as described above, the remarketing agent cannot remarket the senior notes during the remarketing period, the remarketing agent will promptly return the senior notes to the custodial agent to release to the holders. Holders of senior notes that are not components of normal units may elect to have their senior notes remarketed during any subsequent remarketing period pursuant to the procedures described above.

Early Settlement

    At any time not later than 10:00 a.m. on the seventh business day prior to
      , 2004, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $50 multiplied by the number of purchase contracts being settled. Holders may settle early only in units of 20 and integral multiples of 20.

    No later than the third business day after an early settlement, we will
issue, and the holder will be entitled to receive,       shares of our common
stock for each unit, regardless of the market price of our common stock on the date of early settlement, subject to adjustment under the circumstances described under "--Anti-dilution Adjustments" below. At that time, the holder's right to receive future contract adjustment payments will terminate. The holder will also receive the senior notes or other securities underlying those units.

Notice to Settle With Cash

    Unless the treasury securities have replaced the senior notes as a component of normal units as a result of a successful remarketing of the notes or a tax event redemption, a holder of normal units may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding the stock purchase date. A holder of a normal unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the normal unit certificate evidencing the normal unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the stock purchase date. If a holder who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding the stock purchase date, such holder will be deemed to have directed us to retain the related senior note in full satisfaction of the holder's obligation to purchase shares of our common stock under the related purchase contracts.

Early Settlement Upon Cash Merger

    Prior to the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents ("cash merger"), then on or after the date of the cash merger each holder of the units will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately before the cash merger. We refer to this right as the "merger early settlement right." We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or one business day before the early settlement date, the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time. You will also receive the senior notes or treasury securities underlying those units. If you do not elect to exercise your merger early settlement right, your units will remain outstanding and subject to normal settlement on the stock purchase date.

Anti-dilution Adjustments

    The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

  (1) the payment of a stock dividend or other distributions on our common stock;

  (2) the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our common stock at less than the current market price (as defined below);

  (3) subdivisions, splits and combinations of our common stock;

  (4) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

  (5) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

  (6) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

    The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

    In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase such other securities, cash or property instead of our common stock. In such event, on the stock purchase date the settlement rate then in effect will be applied to the value on the stock purchase date of the securities, cash or property a holder would have received if it had held the shares covered by the purchase contract when the applicable transaction occurred. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "--Early Settlement" and "--Early Settlement Upon Cash Merger."

    If at any time we make a distribution of property to our common stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "United States Federal Income Tax Consequences--Purchase Contracts--Adjustment to Settlement Rate."

    In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

    Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

    We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of units of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

    Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

Pledged Securities and Pledge Agreement

    The senior notes or treasury securities underlying the units will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase our common stock under the purchase contract. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

  . to substitute specified treasury securities for the related pledged senior notes or other pledged treasury securities upon creation of a stripped unit;

  . to substitute senior notes or specified treasury securities for the related pledged treasury securities upon the recreation of a normal unit;

  . upon delivering specified treasury securities when electing not to participate in a remarketing; or

  .upon the termination or early settlement of the purchase contracts.

    Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

  . each holder of units that include senior notes will retain ownership of the senior notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of the senior notes, including interest payments, voting, redemption and repayment rights; and

  . each holder of units that include treasury securities will retain ownership of the treasury securities.

We will have no interest in the pledged securities other than our security interest.

Quarterly Payments on Pledged Securities

    Except as described in "--Description of the Purchase Contracts," the collateral agent, upon receipt of quarterly interest payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of normal units on the record date for the payment. As long as the units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

Termination of Purchase Contracts

    The purchase contracts, our related rights and obligations and those of the holders of the units, including their rights to receive contract adjustment payments and obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

    Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the federal bankruptcy code, a delay in the release of the pledged senior notes or treasury securities may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

The Purchase Contract Agreement

    Distributions on the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register.

    If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to be closed.

    If your units are held in certificated form and you fail to surrender the certificate evidencing your units to the purchase contract agent on the stock purchase date, the shares of our common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

    If your units are held in certificated form and (1) the purchase contracts have terminated prior to the stock purchase date, (2) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your units to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

    The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

    No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

Modification

    The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification:

  . change any payment date;

  . change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise adversely affect the holder's rights in or to the pledged securities;

  . change the place or currency of payment for any amounts payable in respect of the units, increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

  . reduce any contract adjustment payment or change the place or currency of that payment;

  . impair the right to institute suit for the enforcement of any purchase contract;

  . reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise adversely affect the holder's rights under any purchase contract; or

  . reduce the above stated percentage of outstanding units the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

Consolidation, Merger, Sale or Conveyance

    We will agree in the purchase contract agreement that we will not (1) merge with or into or consolidate with any other entity or (2) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation other than, with respect to clause (2), a direct or indirect wholly-owned subsidiary of Motorola, Inc., unless:

  . we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

  . the successor entity expressly assumes its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

  . we or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

Title

    We, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Governing Law

    The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

    The Depository Trust Company ("DTC") will act as securities depositary for the units. The units will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of units, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

    The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

    The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

    The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

    No units represented by global security certificates may be exchanged in whole or in part for units registered, and no transfer of global security certificates will be made in whole or in part for units registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act as required by the purchase contract agreement or there is a continuing default by us in respect of our obligations under one or more purchase contracts, the indenture, the purchase contract agreement, the senior notes, the units, the pledge agreement or any other principal agreements or instruments executed in connection with this offering. All units represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

    As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all units represented by those certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the units represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of units certificates in exchange and will not be considered to be owners or holders of the global security certificates or any units represented by those certificates for any purpose under the units or the purchase contract agreement. All payments on the units represented by the global security certificates and all related transfers and deliveries of senior notes, treasury securities and common stock will be made to the depositary or its nominee as their holder.

    Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

    Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

    Neither we or any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

    The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Units Certificates

    If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the unit agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

    We, however, are not required to issue any certificates representing units on or after the stock purchase date or after the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the units evidenced by the certificate.

Information Concerning the Purchase Contract Agent

           will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

    The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

    The purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Information Concerning the Collateral Agent

           will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

    The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

    The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Miscellaneous

    The purchase contract agreement will provide that we will pay all fees and expenses related to:

  . the offering of the units;

  . the retention of the collateral agent;

  . the enforcement by the purchase contract agent of the rights of the holders of the units; and

  . with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of our common stock upon settlement of the purchase contracts.

    Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

                        DESCRIPTION OF THE SENIOR NOTES

    The senior notes are to be issued under our indenture dated May 1, 1995 between Motorola and Bank One Trust Company, N.A., as trustee. A copy of the indenture is on file with the SEC and may be obtained by accessing the Internet address provided or contacting us as described under "Where You Can Find More Information." The following description is qualified in its entirety by reference to the provisions of the indenture. You should read the indenture carefully to fully understand the terms of the senior notes.

    Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture.

General

    The senior notes will mature on         , 2007. The senior notes will
initially pay interest at the annual rate of   % on each   ,   ,    and   ,
commencing on    , 2002, for quarterly payments due on or before    , 2004.
After that date, if the senior notes are successfully remarketed, they will pay
interest at the reset rate from that date until they mature on    , 2007. If
the remarketing agent cannot establish a reset rate meeting the requirements described under "Description of the Equity Security Units--Remarketing," the remarketing agent will not reset the interest rate on the senior notes and the
reset rate will continue to be the initial annual rate of   %, until the
remarketing agent can establish such a reset rate on a later remarketing date prior to the stock purchase date. The senior notes are not redeemable prior to their stated maturity except as described below.

    The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

    The senior notes will be issued in denominations of $50 and integral multiples of $50.

    The senior notes will not have the benefit of a sinking fund.

    Payment of the principal and interest on the senior notes will rank equally with all of our other unsecured and unsubordinated debt. As of September 29, 2001, we had approximately $9.23 billion of indebtedness, and approximately $364 million of guarantees by Motorola, that would have ranked equally with the senior notes and approximately $581 million of indebtedness and redeemable preferred securities that would have ranked junior to the senior notes.

    The indenture does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. The senior notes will be our exclusive obligations. Since our operations are partially conducted through subsidiaries, primarily overseas, the cash flow and the consequent ability to service debt, including our senior notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the senior notes or to make funds available for such payments, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

    Any right of Motorola to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the resulting right of the holders of the senior notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Motorola is itself recognized as a creditor of such subsidiary, in which case our claims would be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. As of September 29, 2001, our subsidiaries had outstanding approximately $4.3 billion of liabilities.

    We may, without the consent of the holders of the senior notes, create and issue additional notes ranking equally with the senior notes and otherwise similar in all respects so that such further notes would be consolidated and form a single series of notes.

Remarketing

    The senior notes will be remarketed as described under "Description of the Equity Security Units--Remarketing."

Optional Remarketing

    On or prior to the fourth business day immediately preceding the first day of a remarketing period, holders of senior notes that are not components of normal units may elect to have their senior notes remarketed in the same manner as senior notes that are components of normal units by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold the senior notes in an account separate from the collateral account in which the pledged securities will be held. Holders of senior notes electing to have their notes remarketed will also have the right to withdraw the election on or prior to the fourth business day immediately preceding the first day of the relevant remarketing period.

Tax Event Redemption

    If a tax event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each senior note, the redemption amount referred to below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If the tax event redemption occurs prior to a successful remarketing of the senior notes, the redemption price for the senior notes forming part of normal units at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable Treasury portfolio described below on behalf of the holders of normal units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The Treasury portfolio will be substituted for corresponding senior notes and will be pledged to the collateral agent to secure the obligations of the holders of the normal units to purchase shares of our common stock under the purchase contracts.

    "Tax event" means the receipt by Motorola of an opinion of nationally recognized tax counsel experienced in such matters (which may be McDermott, Will & Emery) to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes on the next interest payment date would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of any such law or regulations by any legislative body, court, governmental agency or regulatory authority or any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change, or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

    If a tax event redemption occurs prior to a successful remarketing of the notes, the Treasury portfolio to be purchased on behalf of the holders of the normal units will consist of interest or principal strips of U.S. Treasury securities which mature on or prior to the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes included in the normal units and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or
before    , 2004, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes on that date if the interest rate of the senior notes were not reset on the applicable reset date. These Treasury securities are non-callable by us.

    Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date occurring prior to a successful remarketing of the senior notes, "Treasury portfolio" shall mean a portfolio of zero-coupon U.S. Treasury securities consisting of principal or interest strips of U.S. Treasury securities that mature on or prior to the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on aggregate principal amount of the senior notes outstanding on the tax event redemption date.

    "Redemption amount" means in the case of a tax event redemption occurring prior to a successful remarketing of the senior notes, for each senior note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of senior notes included in normal units, and in the case of a tax event redemption date occurring after a successful remarketing of the senior notes, the par value of the senior notes.

    "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

    "Quotation agent" means        or its successor or any other primary U.S.
government securities dealer in New York City selected by us.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

Book-Entry and Settlement

    Senior notes that are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of the depositary or its nominee. Except as provided below and except upon recreation of normal units, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

    In the event that

  . the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

  . the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

  . we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit any the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the units, the senior notes, treasury securities and purchase contracts that are or may be the components of a unit, and shares of our common stock acquired under a purchase contract to U.S. holders who purchase units in the initial offering at their original offering price and hold the units, senior notes, treasury securities, purchase contracts and shares of our common stock as capital assets. For purposes of this discussion, the term "U.S. holder" means an individual who is a citizen or resident of the United States, a U.S. domestic corporation or any other entity or person generally subject to U.S. federal income tax on a net income basis. This discussion is based upon the Internal Revenue Code of 1986 as amended (the "Code"), treasury regulations (including proposed treasury regulations) issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

    This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding units, senior notes or shares of common stock as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes or state, local or foreign taxes. Prospective investors that are not U.S. holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of an investment in units, including the potential application of the U.S. withholding taxes.

    No statutory, administrative or judicial authority directly addresses the treatment of units or instruments similar to units for U. S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described herein. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of units, senior notes and shares of common stock acquired under a purchase contract in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Normal Units

    Allocation of Purchase Price. A U.S. holder's acquisition of a normal unit will be treated as an acquisition of the senior note and the purchase contract constituting the unit for U.S. federal income tax purposes. The purchase price of each unit will be allocated among the senior note and the purchase contract constituting the unit, in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder's initial tax basis in the senior note and the purchase contract. We expect to report the fair market value of each senior note as $50.00 and the fair market value of each purchase contract as $0.00. This position will be binding on each U.S. holder (but not on the IRS) unless such U.S. holder explicitly discloses a contrary position on a statement attached to such U.S. holder's timely filed U.S. federal income tax returns for the taxable year in which a unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a unit will be respected for U.S. federal income tax purposes.

    Ownership of Senior Notes or Treasury Securities. For U.S. federal income tax purposes, a U.S. holder will be treated as owning the senior notes or treasury securities constituting a part of the units owned. We (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the senior notes or treasury securities constituting a part of the units as owned by such U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment. The U.S. federal income tax consequences of owning the senior notes or treasury securities are discussed below (see --"Senior Notes," --"Stripped Units," -- and "Treasury Securities Purchased on Remarketing").

    Sales, Exchanges or Other Taxable Dispositions of Units. If a U.S. holder sells, exchanges or otherwise disposes of units in a taxable disposition, such U.S. holder will be treated as having sold, exchanged or disposed of each of the purchase contract and the senior note (or treasury securities) that constitute such unit. The proceeds realized on such disposition will be allocated among the purchase contract and the senior note (or treasury securities) in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note (or treasury securities), a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received by such U.S. holder that is allocable to the purchase contract and the senior note (or treasury securities) and such U.S. holder's adjusted tax basis in the purchase contract and the senior note (or treasury securities), except that amounts received by a taxpayer who uses a cash method of tax accounting with respect to accrued but unpaid interest on treasury securities will be treated as ordinary interest income to the extent not previously taken into income. For treatment of amounts received with respect to contract adjustment payments or deferred contract adjustment payments, see --"Purchase Contracts--Contract Adjustment Payments and Deferred Contract Adjustment Payments" below.

    In the case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of a senior note are summarized under --"Senior Notes--Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes." Because gain or loss on disposition of a senior note may be treated as ordinary income or loss, disposition of a unit constituting of a purchase contract and a senior note may give rise to capital gain or loss on the purchase contract and ordinary income or loss on the senior note, which must be reported separately for U.S. federal income tax purposes.

    If the sale, exchange or other disposition of a unit occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the senior note (or treasury securities) in an amount equal to such negative value and to have paid such amount to be released from such U.S. holder's obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of a senior note prior to the purchase contract settlement date generally will be treated as ordinary interest income for U.S. federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. U.S. holders should consult their tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

Senior Notes

    Classification of the Senior Notes. In connection with the issuance of the senior notes, our special tax counsel, McDermott, Will & Emery, is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in the opinion, the senior notes will be classified as indebtedness for U.S. federal income tax purposes. We (under the terms of the senior notes) and each U.S. holder (by acquiring senior notes) agree to treat the senior notes as our indebtedness for all tax purposes.

    Original Issue Discount. Because of the manner in which the interest rates on the senior notes are reset, the senior notes will be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury Regulations.

    As discussed more fully below, the effects of applying such method will be
(1) to require each U.S. holder, regardless of such holder's usual method of tax accounting, to use an accrual method with respect to the interest income on senior notes, (2) to require each U.S. holder to accrue interest income in excess of interest payments actually received for all accrual periods through
    , 2004, and possibly for accrual
periods thereafter, and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of senior notes. (See --"Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior notes" below.)

    A U.S. holder will be required to accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the senior notes. The comparable yield of the senior notes generally will be the rate at which we would issue a fixed rate noncontingent debt instrument with terms and conditions similar to the senior notes. We have determined that the comparable
yield is    % and the projected payments are $       on     , 2002,    for each
subsequent quarter ending on or prior to     , 2004 and $       for each
quarter ending after     , 2004. We have also determined that the projected
payment for the senior notes, per $50 of principal amount, at the maturity date
is $       (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

    The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note (adjusted for the length of the accrual period) by the senior note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above (see --"Normal Units" -- "Allocation of Purchase Price"), the adjusted issue price of each senior note, per $50 of principal amount, at the beginning of the first accrual period will be $50, and the adjusted issue price of each senior note at the beginning of each subsequent accrual period will be equal to $50, increased by any original issue discount previously accrued by such U.S. holder on such senior note and decreased by the amount of projected payments on such senior note through such date. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that such U.S. holder holds the senior note.

    If after the date on which the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by such U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

    A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by us under the terms of the units. The comparable yield and projected payment schedules are supplied us solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that such U.S. holder will actually receive as a result of owning senior notes or units.

    Tax Basis in Senior Notes. A U.S. holder's tax basis in a senior note will be equal to the portion of the purchase price for the units allocated to the senior notes as described above (see --"Normal Units" --"Allocation of Purchase Price"), increased by the amount of original issue discount included in income with respect to the senior note and decreased by the amount of projected payments with respect to the senior note through the computation date.

    Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes. A U.S. holder will recognize gain or loss on a disposition of senior notes (including a redemption for cash or upon the remarketing thereof) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the senior notes and such U.S. holder's adjusted tax basis in such senior notes. Selling expenses incurred by such U.S. holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a disposition of senior notes. Gain recognized on the disposition of a senior note prior to the date on which the interest rate on the senior notes is reset will be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to the interest rate reset date will be treated as ordinary loss to the extent of such U.S. holder's prior inclusions of original issue discount on the senior note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a senior note on or after the interest rate reset date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for the senior note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Purchase Contracts

    Acquisition of our Common Stock Under a Purchase Contract. A U.S. holder generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of our common stock, which should be treated as paid in exchange for such fractional share. A U.S. holder's aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of such U.S. holder's adjusted tax basis (if any) in the purchase contract (see --"Normal Units"--"Allocations of Purchase Price"), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for our common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

    Early Settlement of Purchase Contract. The purchase of our common stock on early settlement of a purchase contract will be taxed as described above. U.S. holder of units will not recognize gain or loss on the return of such U.S. holder's proportionate share of senior notes or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such early settlement.

    Termination of Purchase Contract. If a purchase contract terminates, a U.S. holder of units will recognize a loss equal to such U.S. holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any such loss will be capital. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the return of such U.S. holder's proportionate share of senior notes or treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such termination.

    Adjustment to Settlement Rate. A U.S. holder of units might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and
(2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of units even though such U.S. holder would not receive any cash related thereto.

    Contract Adjustment Payments and Deferred Contract Adjustment
Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to a U.S. holder when received or accrued, in accordance with such U.S. holder's regular method of tax accounting. We intend to file information returns that report contract adjustment payments and deferred contract adjustment payments as taxable ordinary income to U.S. holders. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

    The treatment of contract adjustment payments and deferred contract adjustment payments could affect a U.S. holder's adjusted tax basis in a purchase contract or shares of our common stock received under a purchase contract or the amount realized by a U.S. holder upon the sale or disposition of a unit or the termination of a purchase contract. In particular,

  . amounts received on sale or disposition of a unit or on termination of a purchase contract with respect to any accrued but unpaid contract adjustment payments or deferred contract adjustment payments that have not been included in a U.S. holder's income may be treated as ordinary income

  . any contract adjustment payments or deferred contract adjustment payments that have been included in a U.S. holder's income, but that have not been paid to such U.S. holder, should increase such U.S. holder's adjusted tax basis in the purchase contract

  . any contract adjustment payments or deferred contract adjustment payments that have been paid to a U.S. holder, but that have not been included in such U.S. holder's income, should either reduce such U.S. holder's adjusted tax basis in the purchase contract or result in an increase in the amount realized on termination or disposition of the purchase contract.

Common Stock

    Any distribution on our common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

    Upon a disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in our common stock (see -- "Purchase Contracts"--"Acquisition of our Common Stock Under a Purchase Contract"). Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation.

Stripped Units

    Substitution of Treasury Securities to Create Stripped Units. A U.S. holder of normal units who delivers treasury securities to the collateral agent in substitution for senior notes or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the senior notes or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and senior notes or other pledged securities, and the purchase contract will not be affected by such delivery and release. In general, a U.S. holder will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities, on a constant yield basis, or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with such U.S. holder's normal method of accounting. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

    Substitution of Senior Notes to Recreate Normal Units. A U.S. holder of stripped units who delivers senior notes to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such senior notes or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged treasury securities and such senior notes. Such U.S. holder's tax basis in the senior notes, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

Treasury Securities Purchased on Remarketing

    A U.S. holder's initial basis in the treasury securities purchased by the collateral agent in connection with a remarketing will be equal to the amount paid for the treasury securities.

    If a U.S. holder is on the cash method of accounting, it will generally not include income on these treasury securities until payment is received on them. If a U.S. holder is on the accrual method of accounting, it will be required to include acquisition discount in income over the remaining term of the treasury securities and will increase its basis in the treasury securities by the amount of acquisition discount included in income.

Backup Withholding Tax and Information Reporting

    Unless a U.S. holder is an exempt recipient, such as a corporation, payments under units, senior notes, purchase contracts, treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from the sale of units, senior notes, purchase contracts, treasury securities or common stock, may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fail to comply with applicable U.S. information reporting or certification requirements. The U.S. federal backup withholding tax rate for 2001 is 30.5% and is scheduled to be reduced gradually to 28% by the year 2006 for payments made prior to taxable years beginning after December 31, 2010. Any amounts so withheld will be allowed as a credit against the U.S. holder's U.S. federal income tax liability.

                              ERISA CONSIDERATIONS

    The following is a summary of certain considerations associated with the acquisition, holding and disposition of units (and the securities underlying such units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to
Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "similar laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "plan").

General Fiduciary Matters

    ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

    In considering an investment in the securities of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

    Any insurance company proposing to invest assets of its general account in the securities should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

    Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

    The units (and the securities underlying such units) will be deemed to constitute "plan assets" and the acquisition, holding and disposition of the units (and the securities underlying such units) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or
Section 4975 of the Code, if Motorola, the seller or the purchaser is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust partnerships, PTCE 95-60 respecting life insurance company general accounts, PTCE 96-23 respecting transactions determined by in-house asset managers, and PTCE 75-1 respecting principal transactions by a broker-dealer, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

    Accordingly, by its purchase of the units (and the securities underlying such units), each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the units (and the securities underlying such units) through and including the date of disposition of the satisfaction of its obligation under the purchase contract and the disposition of any such unit (and any security underlying such unit) either (i) that it is not a plan or
(ii) that the acquisition, holding and the disposition of any unit (and any security underlying such unit) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

    In addition, no plan will be permitted to participate in the remarketing program unless and until such plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that such participation in the remarketing program will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

    Any plan or other entity whose assets include plan assets subject to ERISA,
Section 4975 of the Code or substantially similar federal, state or local law should consult their advisors and/or counsel.

                                  UNDERWRITING

    Motorola and the underwriters named below have entered into an underwriting agreement with respect to the units. Subject to certain conditions, each underwriter has severally agreed to purchase the number of units set forth in the following table.

                                                                         Number
                                                                           of
                                 Underwriters                            Units
                                 ------------                            ------
      Goldman, Sachs & Co...............................................
      J.P. Morgan Securities Inc........................................
      Salomon Smith Barney Inc..........................................
                                                                         ------
          Total.........................................................
                                                                         ======

    If the underwriters sell more units than the total number set forth in the table above, the underwriters have an option to buy up to an additional 2,500,000 units from us to cover such sales. They may exercise that option for 30 days. If any units are purchased pursuant to this option, the underwriters will severally purchase units in approximately the same proportion as set forth above.

    The following table summarizes the underwriting discounts and commissions we will pay.

                                                               No        Full
                   Paid by Motorola, Inc.                   Exercise   Exercise
                   ----------------------                  ---------- ----------
   Per Unit............................................... $          $
   Total.................................................. $          $

    Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any units sold by the underwriters to securities dealers may be
sold at a discount from the initial public offering price of up to $   per
unit. Any such securities dealers may resell any units purchased from the underwriters to certain other brokers or dealers at a discount from the initial
public offering price of up to $   per unit. If all the units are not sold at
the initial offering price, the underwriters may change the offering price and the other selling terms.

    The units are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the units but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the units.

    In connection with this offering, the underwriters may purchase and sell the units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of units than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional units from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional units or purchasing units in the open market. In determining the source of units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the units while this offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased the units sold by or for the account of such underwriter in stabilizing or short-covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately
$         .

    We have agreed for a period of 90 days, subject to certain exceptions, and our executive officers and directors have agreed for a period of 30 days, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, shares of our common stock, securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of offer, sale, disposition or filing, without the prior written consent of Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. We may take such actions with respect to currently contemplated issuances of our common stock, issuances of our common stock as consideration in future acquisitions and transfers of our common stock to affiliates.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform services for, us and our affiliates in the ordinary course of business. H. Laurance Fuller, a director of Motorola, is also a director of J.P. Morgan Chase & Co., which is an affiliate of J.P. Morgan Securities Inc.

                                 LEGAL MATTERS

    The validity of the units will be passed upon for Motorola by Jeffrey A. Brown of our Law Department and Winston & Strawn, Chicago, Illinois. As of September 30, 2001, Mr. Brown owned approximately 1,625 shares of our common stock and held options to purchase 27,000 shares of our common stock, of which options to purchase 5,375 shares were currently exercisable. Certain legal matters relating to the units will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of Motorola and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                 $2,000,000,000

                                [MOTOROLA LOGO]

                   Debt Securities and Debt Securities Warrants
                      Common Stock and Common Stock Warrants
                 Stock Purchase Contracts and Stock Purchase Units

                               ----------------

    We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

  .  unsecured senior debt securities     .  warrants to purchase common stock


  .  unsecured subordinated debt          .  stock purchase contracts
     securities


                                          .  stock purchase units
  .  warrants to purchase debt securities


                                          .  units consisting of any
  .  common stock                            combination of these securities

    We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

                               ----------------

    These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have they determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this prospectus is October 23, 2001.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. You should read this prospectus and the applicable prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

    The registration statement that contains this prospectus (including the exhibits) contains additional important information about Motorola, Inc. and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus:

  .  Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

  .  Current Reports on Form 8-K, dated April 3, 2001 and October 22, 2001.

  . The description of our common stock included in the Registration Statement on Form 8-B dated
     July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

  . The description of our preferred stock purchase rights included in the Registration Statement on Form 8-A dated November 5, 1998, as amended.

    You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                                A. Peter Lawson
                           Secretary, Motorola, Inc.
                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                           Telephone: (847) 576-5000

    You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                  THE COMPANY

    Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. Our broad portfolio of products and services includes:

  . Software-enhanced wireless telephone, two-way radio and messaging products and systems, as well as networking and Internet-access products, for consumers, network operators and commercial, government and industrial customers.

  . End-to-end systems for the delivery of interactive digital video, voice and high-speed data solutions for broadband operators.

  . Embedded semiconductor solutions for customers in the networking and computing, transportation, wireless communications and digital consumer/home networking markets.

  . Embedded electronic systems for automotive, industrial, transportation, navigation, communications and energy systems markets.

    Our solutions are focused on end markets that have, and we believe will continue to have, attractive growth prospects. Many of the industries we participate in are in the process of migrating to newer, more advanced technologies. We believe that these transitions should enhance the demand for our product offerings.

    We are committed to delivering complete solutions to our customers. In order to do that, we must be an industry leader in current and next-generation products and technologies that our customers demand. We recognize that this requires industry leading research and development across all of our business segments and close collaboration with our customers. We continue to commit a large amount of capital to these efforts.

    For the year ended December 31, 2000, we generated consolidated revenues of $37.6 billion. For the three and nine months ended September 29, 2001, we generated consolidated revenues of $7.4 billion and $22.7 billion, respectively.

    Over the past year, we have announced significant restructuring programs in all of our businesses. The goal of these programs is to enhance our operating flexibility and to improve our profitability by reducing costs. These actions have already yielded tangible results and are expected to produce significant annual cost savings. We have also sold businesses that no longer complemented our growth strategy.

    We market our products and services in over 100 countries worldwide. In 2000, more than half of our sales occurred outside the United States. We derive our revenue across six business units with the largest unit comprising approximately one-third of our consolidated revenues in 2000.

    Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 (telephone number: 847-576-5000).

                                USE OF PROCEEDS

    Unless the applicable prospectus supplement provides otherwise, we will use the net proceeds from the sale of the offered securities for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following are the unaudited consolidated ratios of earnings to fixed charges for the nine months ended September 29, 2001 and each of the years in the five-year period ended December 31, 2000:

                                         Nine Months
                                            Ended     Year Ended December 31,
                                        September 29, -------------------------
                                            2001      2000 1999 1998  1997 1996
                                        ------------- ---- ---- ----  ---- ----
Ratio of earnings to fixed charges.....       --(a)   3.9  3.5  --(b) 6.3  5.2

--------
(a)Earnings were inadequate to cover fixed charges by $3.6 billion.
(b)Earnings were inadequate to cover fixed charges by $1.2 billion.

    For purposes of computing the ratios of earnings to fixed charges, we have divided earnings before income tax expense plus fixed charges by fixed charges. Fixed charges consist of interest costs and estimated interest included in rentals (one-third of net rental expense).

                         DESCRIPTION OF DEBT SECURITIES

    The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of debt securities and other securities described in this prospectus.

    The debt securities will be either senior debt securities or subordinated debt securities. We will issue the "senior securities" under the "senior indenture" dated May 1, 1995 between us and Bank One Trust Company, N.A., or any successor trustee. We will issue the "subordinated securities" under a "subordinated indenture" between us and the trustee named therein, or any successor trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the "indentures," and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as a "trustee." The indentures are included as exhibits to our registration statement and the following description is qualified in its entirety by reference to the provisions of the indentures and the applicable prospectus supplement. You should read these documents carefully to fully understand the terms of the debt securities.

    The numerical references in parentheses below are to sections of the indentures. Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indentures have the meanings used in the indentures. As used in this "Description of Debt Securities," the "company" refers to Motorola, Inc. and does not, unless the context otherwise indicates, include our subsidiaries.

General

    The senior securities are unsubordinated obligations of the company. They will be unsecured and will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. (section 301 of the senior indenture.) Each applicable prospectus supplement will set forth, as of the most recent practicable date, the aggregate amount of outstanding debt that would rank junior to the senior securities. The subordinated securities are subordinated in right of payment to the prior payment in full of our senior indebtedness. See "--Subordinated Indenture Provisions" below. The subordinated securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. (section 301 of the subordinated indenture.) We will set forth in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated securities. The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder and provide that we may issue debt securities thereunder from time to time in one or more series.

Terms

    We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates, which may include the following:

  .  the title of the securities;

  .  any limit on the aggregate principal amount of the securities;

  .  the maturity;

  . the interest rate or method of calculation of the interest rate and the date from which interest will accrue;

  . the interest payment dates and the record dates for payment of interest, or the discount to face value and accretion rate in the case of debt securities issued at a substantial discount to the principal amount;

  .  the price and date of any optional redemption by us;

  . our obligation, if any, to redeem the offered securities and any requirement to maintain a "sinking fund" to support such obligation;

  .  the terms of any repurchase or remarketing rights of third parties;

  .  the currency or currencies in which we will pay principal or interest;

  .  any conversion features; and

  . whether the defeasance or covenant defeasance provisions of the applicable indenture apply.

    We can also establish any other terms and conditions of the debt securities to the extent they do not conflict with the terms of the indentures. (section 301 of each indenture.) Therefore, you must read the applicable indenture and prospectus supplement carefully to understand the terms of any series of debt securities.

Effective Subordination

    The debt securities will be our obligations exclusively. Since our operations are partially conducted through subsidiaries, primarily overseas, our cash flow and therefore our ability to service debt, including the debt securities offered by the applicable prospectus supplement, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

    Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and therefore the right of the holders of the debt securities to participate in those assets will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors.

No Limitations on Other Debt

    The general provisions of the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. However, the indentures do restrict us and our domestic subsidiaries from granting certain security interests on certain of their property or assets unless the debt securities are equally secured. See "--Restrictive Covenants" below.

Open-Ended Indenture

    The indentures are "open-ended," meaning we may issue a number of different series of debt securities, with different terms and conditions, under each of the indentures. (section 301 of each indenture.) There is no limit on the amount of debt securities we can issue under either indenture, and we already have issued a significant amount of debt securities under the senior indenture.

Defeasance and Covenant Defeasance

    Under the indentures, we have the ability to take certain steps to effect a "defeasance" or a "covenant defeasance." A defeasance allows us to be discharged from any and all obligations in respect of a series of debt securities except for certain obligations to register the transfer or exchange of such debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust. A covenant defeasance allows us to stop complying with certain restrictive covenants relating to:

  .  consolidation, merger, conveyance, transfer or lease;

  .  maintenance of our existence and properties;

  .  payment of taxes and other claims; and

  .  restrictions on secured debt and sale and leaseback transactions.

    A covenant defeasance also causes certain events specified in the indentures to no longer be deemed an event of default under the indentures.

    To effect a defeasance or a covenant defeasance, we must deposit with the applicable trustee an amount of money or U.S. government securities that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest, if any, on the debt securities of such series at the time such payments are due. We will remain liable for any shortfall between the amount deposited with the trustee and the amount due holders of debt securities upon any acceleration of payment.

    We may only effect a defeasance or a covenant defeasance if we have provided a legal opinion that such action will not cause holders of our debt securities to recognize income, gain or loss for federal income tax purposes as a result and that holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable indenture.

    We may further describe in the applicable prospectus supplement the provisions, if any, regarding defeasance or covenant defeasance with respect to the debt securities of a particular series. (article fifteen of each indenture.)

Restrictive Covenants

Restrictions on Secured Debt

    If we or any Domestic Subsidiary incurs or guarantees any Debt secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Domestic Subsidiary, we must secure the debt securities of each series equally and ratably with (or prior to) such secured Debt, unless, after giving effect to such transaction, the aggregate amount of all such Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 5% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries. See "--Restrictive Covenants--Restrictions on Sales and Leasebacks" below.

    This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by:

  . Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

  .  Mortgages in favor of us or a Domestic Subsidiary;

  . Mortgages in favor of governmental bodies to secure progress or advance payments;

  . Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

  . purchase money Mortgages and Mortgages to secure the construction cost of property; and

  .  any extension, renewal or refunding of any Mortgage referred to above.

Restrictions on Sales and Leasebacks

    Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless:

  . we or such Domestic Subsidiary could mortgage such property as provided for above under "--Restrictive Covenants--Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities of each series; or

  . within 120 days, we apply to the retirement of our Funded Debt an amount not less than the greater of:

    . the net proceeds of the sale of the Principal Property leased pursuant to such arrangement; or

    . the fair market value of the Principal Property so leased, subject to credits for certain voluntary retirements of Funded Debt.

    This restriction will not apply to any sale and leaseback transaction:

  .  between us and a Domestic Subsidiary or between Domestic Subsidiaries;
     or

  . involving the taking back of a lease for a period, including renewals, of three years or less. (section 1011 of each indenture.)

Certain Definitions

    The following are certain key definitions used in the descriptions above of restrictions on secured debt and sales and leasebacks contained in the indentures. These and other definitions are contained in the indentures. You should read the applicable indenture to understand these restrictions fully.

    "Attributable Debt" means the total net amount of rent required to be paid during the remaining term of any lease, discounted at the rate per annum borne by the senior securities of each series, compounded annually.

    "Consolidated Net Tangible Assets" means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount:

  . all current liabilities, excluding any constituting Funded Debt by reason of their being renewable or extendable; and

  .  goodwill and other intangibles. (section 1010 of each indenture.)

    "Domestic Subsidiary" means a Subsidiary of ours except a Subsidiary of ours which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or which is engaged primarily in financing our operations or our Subsidiaries, or both, outside the United States.

    "Principal Property" includes any single parcel of real estate, any manufacturing plant or warehouse we own or lease or any Domestic Subsidiary owns or leases which is located within the United States and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any manufacturing plant or warehouse or a portion of any manufacturing plant or warehouse:

  . which is a pollution control or other facility financed by obligations issued by a state or local government unit; or

  . which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety.

    "Subsidiary" means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other Subsidiaries.

Events of Default

    The following are events of default under the indentures with respect to any debt securities:

  . failure to pay principal of, or premium, if any, on any debt security of that series when due;

  . failure to pay any installment of interest on any debt security of that series when due, continued for 30 days;

  . failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  . failure to perform any other covenant of ours in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of any series of debt securities other than that series, continued for 60 days after written notice as provided in the applicable indenture;

  .  certain events in bankruptcy, insolvency or reorganization; and

  . any other event of default provided with respect to debt securities of that series. (section 501 of each indenture.)

    If an event of default with respect to the outstanding debt securities of any series occurs and continues either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof, will automatically become due and payable. However, at any time after an acceleration with respect to debt securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. (section 502 of each indenture.) For information as to waiver of defaults, see "--Modification and Waiver." You must read the applicable prospectus supplement for a description of the acceleration provisions of any debt securities issued as original issue discount or indexed securities.

    Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders have offered the trustee reasonable security or indemnity. (section 603 of each indenture.) Subject to such indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (section 512 of the senior indenture and section 505 of the subordinated indenture.)

    We will be required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the applicable indenture and as to any default in such performance. (section 1006 of each indenture.)

Modification and Waiver

    Modifications and amendments of each indenture may be made by us and the trustee with the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  . change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

  . reduce the principal amount of, or premium, if any, or interest, if any, on, any debt security;

  . reduce the amount of principal of any original issue discount debt security payable upon acceleration of the maturity thereof;

  . change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

  . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

  . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults. (section 902 of each indenture.)

    The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the applicable indenture. (section 1012 of each indenture.) The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable indenture with respect to debt securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt security of that series or in respect of any provision which under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (section 513 of the senior indenture and section 504 of the subordinated indenture.)

    In addition, we may not modify or amend the subordination provisions of the subordinated indenture without the consent of the holders of each outstanding subordinated debt security affected thereby. Further, no modification or amendment of that type may adversely affect the rights under article sixteen of the subordinated indenture of the holders of senior indebtedness then outstanding without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness. (section 902 of the subordinated indenture.)

    Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (section 1401 of each indenture.) The trustee for those debt securities may call a meeting at any time or upon our request or the request of holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the applicable indenture. (section 1402 of each indenture.) Except for any consent that must be given by each holder of a debt security affected, and except as described below, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. Any resolution with respect to any consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series issued under an indenture, except for any consent that must be given by each holder of a debt security affected, may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of such outstanding debt securities of that series. Further, any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under one of the indentures may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. (section 1404 of each indenture.)

    Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture with respect thereto will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series. However, if any action is to be taken at such meeting with respect to a consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (section 1404 of each indenture.)

Consolidation, Merger, Conveyance, Transfer or Lease

    We may, without the consent of any holders of outstanding debt securities, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any entity, and any other entity may consolidate or merge with or into, or transfer or lease our assets substantially as an entirety to, us, provided that:

  . the entity other than us formed by such consolidation or into which we are merged or which acquires or leases our assets is organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the applicable indenture;

  . after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing, provided that a transaction will only be deemed to be in violation of this condition as to any series of debt securities as to which such event of default or such event has happened and is continuing; and

  .  certain other conditions are met. (article eight of each indenture.)

Form, Denominations, Exchange, Registration and Transfer

    We may issue debt securities as registered securities or bearer securities, and may be issued in global form. Global securities are described below under "--Global Securities." Unless we otherwise provide in the applicable prospectus supplement, we will issue registered securities in denominations of $1,000 and integral multiples thereof and we will issue bearer securities in denominations of $5,000 and integral multiples thereof. Unless we otherwise indicate in the applicable prospectus supplement, bearer securities will have interest coupons attached. (section 201 of each indenture.)

    Our registered securities will be exchangeable for other registered securities of the same series. In addition, if we issue a series of debt securities as both registered securities and bearer securities, subject to certain conditions, holders may exchange bearer securities for registered securities. Our registered securities generally may not be exchanged for bearer securities unless we provide for such an exchange in the applicable prospectus supplement. (section 305 of each indenture.)

    We will not mail bearer securities in connection with their original issuance to any location in the United States. In addition, the United States Internal Revenue Code of 1986, as amended, requires us to obtain written certification from the initial purchaser of a bearer security to the effect that:

  . the bearer security is not being acquired by or on behalf of a United States person;

  . if a beneficial interest in the bearer security is being acquired by or on behalf of a United States person, that the United States person is a foreign branch of a United States financial institution that is purchasing for its own account or for resale or the person is acquiring the bearer security through the foreign branch of a United States financial institution and the financial institution agrees, in either case, to comply with certain requirements of the Internal Revenue Code; or

  . the bearer security is being acquired by a United States or foreign financial institution for resale during the restricted period and has not been acquired for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. (section 303 of each indenture.)

    You may present registered securities for registration of transfer at the office of the trustee, or at the office of any transfer agent we designate without service charge and upon payment of any taxes and other governmental charges. (section 305 of each indenture.) We may change transfer agents or designate additional transfer agents at any time, except that, if we have issued a series of debt securities solely as registered securities, we must maintain a transfer agent in each place of payment for such series and, if we have issued a series of debt securities as bearer securities, we must maintain a transfer agent in a place of payment for such series located outside the United States. (section 1002 of each indenture.)

    If we elect or are required to redeem or exchange particular debt securities, we will not be required to:

  . issue, register the transfer of or exchange those debt securities for a period of 15 days before the first publication or mailing of the notice of redemption or exchange;

  . register the transfer of or exchange any registered security selected for redemption; or

  . exchange any bearer security selected for redemption except that a bearer security selected for redemption may be exchanged for a registered security that will be surrendered for redemption. (section 305 of each indenture.)


Global Securities

    The following will apply to debt securities of any series, unless the prospectus supplement relating to that series provides otherwise.

    Upon issuance, we will deposit with, or on behalf of, the depositary and will register in the name of the depositary or a nominee of the depositary one or more "global securities" to represent the debt securities of each series. Unless we otherwise indicate in the prospectus supplement relating to a series of debt securities, The Depository Trust Company will act as the depositary and we will deposit the global securities with, or on behalf of, DTC or its nominee, and we will register registered securities in the name of a nominee of DTC. Except under limited circumstances described below, global securities will not be exchangeable for definitive certificated debt securities.

    Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with DTC, generally known as DTC participants. Ownership of beneficial interests in a global security will be limited to DTC participants or persons that may hold interests through DTC participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to interests of DTC participants and records of DTC participants, with respect to interests of persons who hold through DTC participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

    So long as the depositary is the registered owner of a global security, the depositary will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

    We will make payments of principal of and any interest, and premium, if any, on individual debt securities represented by a global security to DTC or its nominee, as the case may be, as the sole registered owner of such global security and the sole holder of the debt securities represented by the global security for all purposes under the applicable indenture. Neither we nor the trustee, nor any of our agents or the trustee, will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in the global securities representing any debt securities or for maintaining, supervising or reviewing any of DTC's records relating to those beneficial ownership interests.

    We have been advised by DTC that, upon receipt of any payment in respect of a global security, DTC will immediately credit DTC participants' accounts for their pro rata share of such payments. We also expect that payments by DTC participants to owners of beneficial interests in global securities held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the sole responsibility of the DTC participants.

    Global securities may not be transferred except as a whole by DTC to a nominee of DTC. Global securities representing debt securities are exchangeable for certificated debt securities only if:

  . DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for these global securities;

  .  DTC ceases to be qualified as required by the applicable indenture;

  . we instruct the trustee in accordance with the applicable indenture that those global securities will be so exchangeable; or

  . there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the debt securities represented by such global security.

    Any global securities that are exchangeable as described above shall be exchangeable for certificated debt securities issuable in denominations of $1,000, or $5,000 in the case of bearer debt securities, and integral multiples of $1,000, or $5,000 in the case of bearer debt securities, in excess thereof and registered in the names DTC directs. Subject to the foregoing, global securities are not exchangeable, except for global securities of like denomination to be registered in the name of DTC or its nominee. If we issue debt securities subsequently in registered form, they would thereafter be transferred or exchanged without any service charge at the corporate trust office of the trustee or at any other office or agency we maintain for such purpose.

    So long as DTC or its nominee is the registered holder and owner of global securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global securities for the purposes of receiving payment on the debt securities, receiving notices and for all other purposes under the applicable indenture and the debt securities. Except as provided above, owners of beneficial interests in global securities will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if such person is not a DTC participant, on the procedures of the DTC participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. The indentures provide that DTC may grant proxies and otherwise authorize DTC participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that under existing industry practices in the event that we request any action of holders or that an owner of a beneficial interest in global securities desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the DTC participants holding the relevant beneficial interests to give or take such action, and such DTC participants would authorize beneficial owners owning through such DTC participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

    DTC has advised us as follows:

  .  DTC is:

     .  a limited-purpose trust company organized under the New York Banking
     Law;

     .  a "banking organization" within the meaning of the New York Banking
     Law;

     .  a member of the Federal Reserve System;

     . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

  .  DTC holds securities that DTC participants deposit with DTC.

  . DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  . Direct DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of direct DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

  . Access to DTC's system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

  . The rules applicable to DTC and DTC participants are on file with the SEC.

    According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Payment and Paying Agents

    Unless the applicable prospectus supplement provides otherwise, the place of payment for all registered securities will be Chicago, Illinois, U.S.A., and we will initially designate the corporate trust office of the applicable trustee for this purpose. At our option, we may pay interest, if any, on registered securities by check mailed to the address of the person entitled thereto as such person's address appears in the security register or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register. (sections 307, 1001 and 1002 of each indenture.) Unless the applicable prospectus supplement provides otherwise, we will make payment of any installment of interest on registered securities to the person in whose name such registered security is registered at the close of business on the record date for such interest. (section 307 of each indenture.)

    If we issue bearer securities, we must maintain an office or agency outside the United States at which the principal of, and premium, if any, and interest, if any, on the bearer securities will be paid. (section 1002 of each indenture.) The initial locations of such offices and agencies will be specified in the applicable prospectus supplement. Unless the applicable prospectus supplement provides otherwise, we will make payments with respect to bearer securities, at the holder's option, by check in the currency designated in the bearer security presented or mailed to an address outside the United States or paid by wire transfer to an account in such currency maintained at a bank located outside the United States. We will not make payments in the United States. (sections 307 and 1002 of each indenture.) Nevertheless, we will make payments with respect to bearer securities payable in U.S. dollars at the office of our paying agent in Chicago, Illinois if, but only if, payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the trustee has received an opinion of counsel that such payment within the United States is legal. (sections 307 and 1002 of each indenture.) Unless the applicable prospectus supplement provides otherwise, we will make payment of installments of interest on any bearer securities on or before maturity only against surrender of coupons for such interest installments as they mature. (section 1001 of each indenture.)

    Unless the applicable prospectus supplement provides otherwise, we will make all payments of principal of, and premium, if any, and interest, if any, on any debt security that is payable in a currency other than U.S. dollars in U.S. dollars if such currency:

  . ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions;

  . is the euro and ceases to be used both within the European Monetary Union and for the settlement of transactions by public institutions of or within the European Union; or

  . is any currency unit, or composite currency, other than the euro and ceases to be used for the purposes for which it was established. (section 312 of each indenture.)

    We may designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

    All moneys deposited with a paying agent or held for the payment of principal of, or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such payment has become due will, at our request, be repaid to us, or discharged from trust, and the holder of such debt security may thereafter look only to us for payment thereof. (section 1003 of each indenture.)

Subordinated Indenture Provisions

    Our subordinated securities are subordinate and junior in right of payment, to the extent set forth in the subordinated indenture, to the prior payment in full of all existing and future senior debt of ours. (section 1601 of the subordinated indenture.)

    Senior debt is defined in the subordinated indenture as the principal of, and premium, if any, and interest on, including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, and other amounts due on or in connection with any debt incurred, assumed or guaranteed by us, whether outstanding on the date of the subordinated indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such debt. Excluded from the definition of senior debt are the following:

  .  any debt which expressly provides:

    . that such debt is not senior in right of payment to the subordinated securities; or

    . that such debt is subordinated to any other debt of ours, unless such debt expressly provides that such debt is senior in right of payment to the subordinated securities;

  .  debt of ours in respect of the subordinated securities;

  . debt of ours in respect of our outstanding Liquid Yield Option(TM) Notes due 2009 and our outstanding Liquid Yield Option(TM) Notes due 2013, which 2009 LYONs and 2013 LYONs rank on a parity with the subordinated securities;

  . debt of ours in respect of the extension notes which may be issued in the future, at specified dates, in respect of the 2009 LYONs and in payment of the purchase price thereof, which extension notes would rank on a parity with the subordinated securities and any 2009 LYONs and 2013 LYONs remaining outstanding (section 101 of the subordinated indenture); and

  . debt of ours in respect of our 6.68% deferrable interest junior subordinated debentures due March 31, 2039 representing a long-term loan made to us by Motorola Capital Trust I, a Delaware statutory business trust and our wholly-owned subsidiary, and our obligations related to our guarantee of certain obligations of the trust under its 6.68% Trust Originated Preferred SecuritiesSM.

    There are no restrictions in the subordinated indenture on the creation of additional senior debt, or any other indebtedness. (section 101 of the subordinated indenture.) The prospectus supplement with respect to any subordinated securities will set forth:

  . the aggregate amount of consolidated indebtedness outstanding as of the most recent practicable date that would constitute either senior debt or indebtedness of our subsidiaries;

  . the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank on a parity with the subordinated securities; and

  .  any then-existing limitation on the issuance of additional senior debt.

    By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets:

  . the holders of all senior debt will first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of subordinated securities would be entitled to receive any payment or distribution with respect to such securities;

  . the holders of subordinated securities will be required to pay over their share of such distribution to the holders of senior debt until such senior debt is paid in full; and

  . our creditors who are not holders of subordinated securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated securities. (section 1602 of the subordinated indenture.)

    Unless the applicable prospectus supplement provides otherwise, in the event that the subordinated securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an event of default, then we would be obligated to promptly notify holders of senior debt of such acceleration. Unless the applicable prospectus supplement provides otherwise, we may not pay the subordinated securities until 120 days have passed after such acceleration occurs and may thereafter pay the subordinated securities if the terms of the subordinated indenture otherwise permit payment at that time. (section 1603 of the subordinated indenture.)

    Unless the applicable prospectus supplement provides otherwise, we may not make any payment of the principal, and premium, if any, or interest, if any, with respect to any of the subordinated securities, except we may acquire subordinated securities for our common stock or other capital stock or as otherwise set forth in the subordinated indenture, if any default with respect to senior debt occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or we receive notice of the default, unless 120 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the senior debt is cured or the terms of the subordinated indenture otherwise permit the payment or acquisition of the subordinated securities at that time. (section 1604 of the subordinated indenture.)
--------
(TM)Trademark of Merrill Lynch & Co.
SM"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

The Trustee

    Bank One Trust Company, N.A. is trustee under:

  .  the senior indenture relating to:

    .  our 6.75% notes due February 1, 2006;

    .  our 5.80% notes due October 15, 2008;

    .  our 7 5/8% notes due November 15, 2010;

    .  our Puttable Reset Securities PURSSM due February 1, 2011;

    .  our 7 1/2% debentures due May 15, 2025;

    .  our 6 1/2% debentures due September 1, 2025;

    .  our 6 1/2% debentures due November 15, 2028;

    .  our 5.22% debentures due October 1, 2097;

  .  the indenture dated as of September 1, 1989 relating to our 2009 LYONs;
     and

  .  the indenture dated as of September 1, 1993 relating to our 2013 LYONs.

    We maintain various banking relationships with Bank One, N.A., an affiliate of the trustee. As one of our principal commercial banks, Bank One, N.A. provides several foreign exchange and cash management services to us and has extended several credit facilities to us. Bank One, N.A. is also an issuing and paying agent for various commercial paper we have issued.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock is subject to the detailed provisions of our restated certificate of incorporation, as amended, and bylaws, as amended, and to the rights agreement described below. This description does not purport to be complete and is qualified in its entirety by reference to the terms of the certificate of incorporation, the bylaws and the rights agreement, which are filed as exhibits to the registration statement. See "Where You Can Find More Information."

Common and Preferred Stock

    Our authorized capital stock consists of 4,200,000,000 shares of common stock, par value $3 per share, and 500,000 shares of preferred stock, par value $100 per share, issuable in series. There are no shares of preferred stock presently outstanding. Our board of directors is authorized to create and issue one or more series of preferred stock and to determine the rights and preferences of each series, to the extent permitted by our certificate of incorporation. The holders of shares of our common stock are entitled to one vote for each share held and each share of our common stock is entitled to participate equally in dividends out of funds legally available therefor, as and when declared by our board of directors, and in the distribution of assets in the event of liquidation. The shares of our common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of our common stock are duly and validly issued, fully paid and nonassessable, and any shares of our common stock issued in an offering pursuant to this prospectus and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, will be duly and validly issued, fully paid and nonassessable.

Preferred Stock Purchase Rights

    On November 5, 1998, we authorized a new rights agreement between us and Harris Trust and Savings Bank, as rights agent to replace the existing rights agreement dated as of November 9, 1988, as amended, and the associated rights, which expired as of the close of business on November 20, 1998. The following summary of certain provisions of the rights agreement does not
--------
SM Service Mark of Goldman, Sachs & Co.

purport to be complete and is qualified in its entirety by reference to all of the provisions of the rights agreement, including particular provisions or defined terms of the rights agreement. See "Where You Can Find More Information."

    Under the rights agreement, each outstanding share of our common stock is accompanied by a preferred stock purchase right. Each right entitles the registered holder to purchase from us one thirty-thousandth of a share, as adjusted to reflect our 3-for-1 stock split in the form of a 200% stock dividend paid on June 1, 2000, of our Junior Participating Preferred Stock, Series B, $100 par value per share, at a price of $66.66 per one thirty-thousandth, or $200 per one ten-thousandth, of a preferred share, subject to adjustment. The rights attach to shares of our common stock outstanding as of the close of business on November 20, 1998 and to shares of our common stock which become outstanding thereafter prior to the earliest of the distribution date, the redemption of the rights, the exchange of the rights and the expiration of the rights, and, in certain cases, following the distribution date.

    The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors because of the ability of our board of directors to redeem the rights.

    Until the earlier to occur of 10 days following a public announcement that a person or group of affiliated or associated persons (referred to herein as an "acquiring person") acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of our common stock and 10 days following the commencement or announcement of a tender offer or exchange offer for 10% or more of such outstanding shares of our common stock (the earlier of such dates being called the "distribution date"), the rights will be evidenced, with respect to any of our common stock certificates outstanding as of November 20, 1998, by such common stock certificate. The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the shares of our common stock. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after November 20, 1998, upon the transfer or new issuance of shares of common stock, including, unless the applicable prospectus supplement provides otherwise, the shares of common stock issued:

  .  in an offering pursuant to this prospectus;

  .  upon exercise of any common stock warrants;

  . upon conversion or exchange of debt securities which are convertible into or exchangeable for common stock; or

  . in connection with the obligations of a holder of stock purchase contracts to purchase common stock;

will contain a notation incorporating the rights agreement by reference.

    Until the distribution date, or earlier redemption or expiration of the rights, the surrender for transfer of any certificate for shares of our common stock, outstanding as of November 20, 1998, with or without such notation or a copy of a summary of rights being attached thereto, will also constitute the transfer of the rights associated with the shares of our common stock represented by such certificate. As soon as practicable following the distribution date, we will mail separate certificates evidencing the rights to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

    The rights are not exercisable until the distribution date. The rights will expire on November 20, 2008, unless we earlier redeemed them as described below.

    The preferred share purchase price payable, and the number of preferred shares or other securities, cash or other property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock;

  . upon the grant to holders of our common stock of certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price of our common stock;

  . upon the distribution to holders of our common stock of evidences of indebtedness or assets, excluding regular periodic cash dividends; and

  .  in connection with any recapitalization of us.

    In the event that a person becomes an acquiring person, each right, other than rights that are or were beneficially owned by the acquiring person and certain related persons and transferees, which will thereafter be void, shall thereafter be exercisable not for our preferred shares, but for a number of shares of our common stock, or, in certain cases, fractional shares of our preferred stock, other common stock equivalents or cash, having a market value of two times the exercise price of the right. In the event that, at the time or after a person becomes an acquiring person, we are involved in a merger or other business combination in which:

  .  we are not the surviving corporation;

  .  our common stock is changed or exchanged; or

  .  50% or more of our consolidated assets or earning power are sold;

then each right, other than rights that are or were owned by the acquiring person and certain related persons and transferees, which will thereafter be void, shall thereafter be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right.

    In addition, at any time after a triggering event and before a person has acquired beneficial ownership of 50% or more of our outstanding common stock, we may elect to exchange all or part of the rights, excluding void rights held by an acquiring person and certain related persons and transferees, at an exchange ratio of one share of our common stock, or one thirty-thousandth, subject to adjustment, of a preferred share, or other common stock equivalent, per right.

    At any time prior to a triggering event, our board of directors may redeem the rights in whole, but not in part, at a price of $.0033 per right, as adjusted to reflect our 3-for-1 stock split in the form of a 200% stock dividend paid on June 1, 2000. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the rights redemption amount.

    Until a right is exercised, the holder thereof, as such, will have no rights as one of our stockholders, including, without limitation, the right to vote or to receive dividends.

    At any time prior to a triggering event, we may amend or supplement the rights agreement without the approval of the rights agent or any holder of the rights. Thereafter, no amendment may adversely affect the interests of the rights holders, other than an acquiring person.

    The preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $250 per share and 30,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of our preferred shares will be entitled to a minimum preferential liquidation payment equal to the greater of $1,000 per share and 30,000 times the payment made per share of our common stock. Each preferred share will have 30,000 votes per share, voting together with the common stock. In the event of any merger, consolidation or other transaction in which our common stock is exchanged, each preferred share will be entitled to receive 30,000 times the amount received per share of our common stock.

    Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of the one thirty-thousandth interest in a preferred share that may be purchased upon exercise of each right should approximate the value of one share of our common stock.

    No fractional shares of common stock or preferred shares will be required to be issued upon the exercise of a right, other than fractions of preferred shares that are integral multiples of one thirty-thousandth of a preferred share, which may, at our election, be evidenced by depositary receipts, and in lieu thereof, an adjustment in cash will be made based on the market price of our common stock or preferred shares on the last trading day prior to the date of exercise.

                       DESCRIPTION OF SECURITIES WARRANTS

    We may issue warrants for the purchase of our debt securities or common stock, either independently or together with debt securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company, as agent. The warrant agent will act solely as our agent and will not assume any obligation for any warrant holders. Copies of the forms of warrant agreements and the forms of warrant certificates are filed as exhibits to the registration statement. The following description of certain provisions of the forms of warrant agreements and warrant certificates does not purport to be complete and is qualified in its entirety by reference to all the provisions of the warrant agreements and the warrant certificates.

General

    If we offer warrants for the purchase of debt securities, the applicable prospectus supplement will describe their terms, which may include the following:

  .  the title and aggregate number of the warrants;

  . the title, rank, aggregate principal amount, denomination, and terms of the underlying debt securities;

  . the currency of the underlying debt securities or of payment of the exercise price;

  . whether the warrants are issued as a unit with a debt security, and if so, the number of warrants attached to each such debt security;

  . the date, if any, on and after which such warrants and any related securities will be transferable separately;

  . the principal amount of the debt securities purchasable upon exercise of each warrant and the price, or the manner of determining the price, at which such debt securities may be purchased upon exercise;

  .  when the warrants may be exercised and the expiration date;

  . whether the warrant certificates will be issued in registered or bearer form;

  .  United States federal income tax consequences;

  . the terms of any right of ours to redeem or accelerate the exercisability of such warrants;

  .  whether the warrants are to be issued with any other securities;

  .  the offering price; and

  .  any other terms of the warrants.

    If we offer warrants for the purchase of our common stock, the applicable prospectus supplement will describe their terms, which may include the following:

  . the title and aggregate number of the warrants and whether the warrants will be sold with other securities;

  . the number of shares of common stock that may be purchased on exercise of each warrant;

  . the price or manner of determining the price, the manner in which the exercise price may be paid and any minimum number of warrants exercisable at one time;

  .  the terms of any right of ours to redeem the warrants;

  . the date, if any, on and after which the warrants and any related series of debt securities will be transferable separately;

  .  when the warrants may be exercisable and the expiration date;

  . the terms of any right of ours to accelerate the exercisability of the warrants;

  .  United States federal income tax consequences; and

  .  any other terms of the warrants.

    Warrants for the purchase of our common stock will be offered and exercisable for U.S. dollars only.

    Warrants may be exchanged for new warrants of different denominations, may, if in registered form, be presented for registration of transfer and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. No service charge will be made for any permitted transfer or exchange of warrant certificates, but holders must pay any tax or other applicable governmental charge. Prior to the exercise of any warrant to purchase underlying debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase our common stock, holders of such warrants will not have any rights of holders of our common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on our common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

    Each warrant will entitle the holder to purchase underlying debt securities or our common stock, as the case may be, at the exercise price described in, or calculable from, the applicable prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date.

    Holders can exercise warrants by delivering the exercise price and certain required information to the warrant agent. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate. Upon receipt of such payment and such warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying debt securities or our common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants. The holder of a warrant must pay any tax or other governmental charge imposed in connection with the issuance of underlying debt securities or our common stock purchased upon exercise of a warrant.

Modifications

    The warrant agreements and the terms of the warrants may be modified or amended by us and the warrant agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that we deem necessary or desirable and that will not materially adversely affect the interests of the holders of the warrants.

    Together with the warrant agent, we may also modify or amend the warrant agreement and the terms of the warrants with the consent of a majority of the holders of the then outstanding unexercised warrants affected thereby. No modification or amendment of that type that accelerates the expiration date, increases the exercise price, reduces the number of outstanding warrants required for consent of any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants, may be made without the consent of each holder affected thereby.

Common Stock Warrant Adjustments

    The terms and conditions on which the exercise price of and/or the number of shares of our common stock covered by a warrant are subject to adjustment will be set forth in the warrant certificate and the applicable prospectus supplement. Such terms will include:

  . provisions for adjusting the exercise price and/or the number of shares of our common stock covered by the warrant;

  .  the events requiring an adjustment;

  . the events upon which we may, in lieu of making an adjustment, make proper provisions so that the holder of the warrant, upon its exercise, would be treated as if the holder had exercised the warrant prior to the occurrence of the events; and

  . provisions affecting exercise in the event of certain events affecting our common stock.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                          AND THE STOCK PURCHASE UNITS

    We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

    The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

  .  our debt securities; or

  .  debt obligations of third parties, including U.S. Treasury securities;

securing the holders' obligations to purchase the common stock under the stock purchase contracts.

    The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

    The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

    We may sell the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

    Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

    The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

  .  commercial and savings banks;

  .  insurance companies;

  .  pension funds;

  .  investment companies; and

  .  educational and charitable institutions.

    The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

    When we issue the securities offered by this prospectus, except for shares of our common stock, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

    Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their and/or our businesses.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for us by Jeffrey A. Brown of our Law Department and Winston & Strawn, Chicago, Illinois. As of September 30, 2001, Mr. Brown owned approximately 1,625 shares of our common stock and held options to purchase 27,400 shares of our common stock, of which options to purchase 5,375 shares were currently exercisable.

                                    EXPERTS

    The consolidated financial statements and schedule of Motorola and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

                                 ------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                          Page
                          ----
Where You Can Find More
 Information............   S-2
Prospectus Supplement
 Summary................   S-3
Risk Factors Relating to
 the Units..............  S-16
Accounting Treatment....  S-19
Use of Proceeds.........  S-20
Capitalization..........  S-20
Price Range of Common
 Stock and Dividends ...  S-21
Summary Selected
 Financial Data.........  S-22
Description of the
 Equity Security Units..  S-23
Description of the
 Senior Notes...........  S-39
U.S. Federal Income Tax
 Consequences...........  S-43
ERISA Considerations....  S-48
Underwriting............  S-50
Legal Matters...........  S-51
Experts.................  S-51

                                   Prospectus

About This Prospectus...     2
Where You Can Find More
 Information............     3
The Company.............     4
Use of Proceeds.........     4
Ratios of Earnings to
 Fixed Charges..........     5
Description of Debt
 Securities.............     6
Description of Capital
 Stock..................    18
Description of
 Securities Warrants....    22
Description of the Stock
 Purchase Contracts and
 the Stock Purchase
 Units..................    24
Plan of Distribution....    25
Legal Matters...........    26
Experts.................    26

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                                   17,500,000

                                 Motorola, Inc.


                              % Equity Security Units

                                 ------------

                                [MOTOROLA LOGO]

                                 ------------

                              Goldman, Sachs & Co.

                                    JPMorgan

                              Salomon Smith Barney


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